Exhibit 10.3

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

UNIQUE FABRICATING INCORPORATED,

UNIQUE-PRESCOTECH, INC.,

PRESCOTECH HOLDINGS, INC.,

PRESCOTECH INDUSTRIES, INC.,

PRESCOTECH REAL ESTATE HOLDINGS, LLC

and

THE STOCKHOLDERS OF

PRESCOTECH HOLDINGS, INC.

Dated as of December 18, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A – Bill of Sale and Assignment Agreements

Exhibit B – Employment Agreement

Exhibit C – Escrow Agreement

Exhibit D – Legal Opinion

Exhibit E – Non-Competition Agreement

Exhibit F – Separation Agreements

-iv-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 18, 2013, is made by and among Unique Fabricating Incorporated, a Delaware corporation (“Unique”), Unique-Prescotech, Inc., a Delaware corporation (“Buyer”), PrescoTech Holdings, Inc., a Kentucky corporation (“Holdings”), PrescoTech Industries, Inc., a Kentucky corporation (“Industries”), PrescoTech Real Estate Holdings, LLC, a Kentucky limited liability company (“Real Estate Holdings”), Matthew T. Schoen and Duane R. Youngren. Each of Holdings, Industries and Real Estate Holdings are referred to herein each as a “Company” and collectively as the “Companies”. Matthew T. Schoen and Duane R. Youngren are referred to herein each as a “Stockholder” and together as the “Stockholders”.

RECITALS

A.           The Stockholders own, collectively, one hundred percent (100%) of the outstanding capital stock of Holdings. Holdings owns one hundred percent (100%) of the outstanding capital stock of Industries. Industries owns one hundred percent (100%) of the LLC Interests (as defined below) of Real Estate Holdings.

B.           Each Company desires to sell to Buyer, and Buyer desires to purchase from each Company, substantially all of the assets of such Company, upon the terms and subject to the conditions set forth in this Agreement.

C.           The Stockholders and the Companies intend to liquidate and wind up the Companies immediately after the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“2012 Balance Sheet” has the meaning set forth in Section 4.5(a).

“Accounts Receivable” means trade receivables, non-trade receivables and accrued revenues of a Company.

“Actions” means any litigation, hearing, suit, claim, complaint, legal proceeding, administrative enforcement proceeding or arbitration proceeding, including, without limitation, any of the foregoing by or before any Governmental Authority.

“Active Employee” has the meaning set forth in Section 6.16(a).

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Accounting Principles” means GAAP consistently applied; provided, that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Company’s Interim Balance Sheet, including without limitation, the basis of calculation of individual line items and the determination of allowances and reserves. Particular accounting principles, which involve the choice among GAAP alternatives or which otherwise materially affect the preparation of the Company’s Interim Balance Sheet, are set forth on Schedule 1.1.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” means the date of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.5(a).

“Basket” has the meaning set forth in Section 9.4(a).

“Bill of Sale and Assumption Agreements” means the bills of sale, assignments and other documents (including, as applicable, the Deeds, patent assignments, trademark assignments and copyright assignments) conveying to Buyer all of the Purchased Assets, which documents shall be in the form attached hereto as Exhibit A and such other forms as are mutually agreed upon by the parties thereto.

“Business” means the business of the Companies, including, without limitation, manufacture and fabrication of multi-material foam, non-woven, rubber and fiberglass components utilized in noise, vibration, acoustical management, thermal management, water and air sealing, and other functional applications within the automotive, appliance, water heater and HVAC industries.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Claim” has the meaning set forth in Section 9.6(b).

2

“Buyer Claims Notice” has the meaning set forth in Section 9.6(b).

“Buyer Indemnitees” has the meaning set forth in Section 9.3.

“Cap” has the meaning set forth in Section 9.4(b).

“Cash” as of any time means cash balances on hand in bank accounts at such time plus cash equivalents recorded consistent with past practice.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Claim” means a Buyer Claim or a Seller Claim, as the context requires.

“Claim Response” has the meaning set forth in Section 9.6(a).

“Cleanup” has the meaning set forth in Section 9.8(f).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Working Capital” has the meaning set forth in Section 2.3(a).

“COBRA” has the meaning set forth in Section 4.12(e).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” and “Companies” have the meanings set forth in the preamble.

“Company Debt” means (a) any Liability of any Company (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to draws under any letter of credit, bankers’ acceptance or note purchase facility, (iii) for the payment of money relating to leases which, in accordance with GAAP, are required to be classified as capitalized lease obligations, (iv) under any conditional sale or other title retention agreement with respect to acquired property, or for all or any part of the deferred purchase price of property, and/or (v) evidenced by any note, bond, debenture or other similar instrument, and (b) any Liability of others described in the preceding clause (a) that any Company has guaranteed, that is recourse to any Company or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of any Company. For purposes of this Agreement, Company Debt also includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums, bank overdrafts or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Company Debt, and for the avoidance of doubt, includes any Company Debt outstanding to any Stockholder.

3

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA that is maintained, contributed to, or required to be contributed to, by a Company or any ERISA Affiliate for the benefit of any employee, or with respect to which a Company or any ERISA Affiliate has any liability or obligation.

“Confidential Information” has the meaning set forth in Section 10.18.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein or in any Related Document.

“Constituent Corporation” means any constituent corporation or any other business entity that entered into any business combination with a Company or any Subsidiary pursuant to which a Company or any Subsidiary is a surviving Person.

“Contract” means any agreement, contract, personal property lease, real property lease, capital lease, note, loan, evidence of indebtedness, guaranty, purchase order, customer order, letter of credit, franchise agreement, undertaking, obligation covenant-not-to-compete, employment agreement, license, instrument, obligation or commitment (i) to which any Company is a party, or (ii) by which any Company or the assets of any Company are bound, whether oral or written.

“Current Assets” means, as of any date, only the following categories of the Companies’ collective current assets: (i) Cash, (ii) trade Accounts Receivable (but only to the extent such Accounts Receivable conform to the representations and warranties set forth in Section 4.20), (iii) Inventory (but only to the extent such Inventory conforms to the representations and warranties set forth in Section 4.8(b)), and (iv) prepaid expenses

“Current Liabilities” means, as of any date, only the following categories of the Companies’ collective current liabilities: (i) accounts payable (including without limitation, all line item categories of “accounts payable” line items on the Interim Balance Sheet), (ii) all accrued expenses (including without limitation, all line item categories of “accrued expenses” on the Interim Balance Sheet), and (iii) uncleared checks outstanding.

“Customer Liabilities” has the meaning set forth in Section 6.15.

“Deeds” means deeds conveying to Buyer all of the Owned Real Property, in forms mutually agreed upon by the parties thereto.

“Dispute Notice” has the meaning set forth in Section 9.6(b).

4

“Dispute Period” has the meaning set forth in Section 9.6(b).

“Employee” has the meaning set forth in Section 4.17(c).

“Employment Agreements” means employment agreements with each of the Stockholders substantially in the forms and on the terms of Exhibit B.

“Environment” means soil, surface water, groundwater, land, stream, sediments and ambient air.

“Environmental Law” means any Law, administrative or judicial decision or order, concerning the protection of human health, safety or the Environment, including, without limitation, the use, generation, treatment, storage, disposal, Release, transportation or arrangement for transportation of any Hazardous Material. The term “Environmental Laws” includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Occupational Safety and Health Act of 1970, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, and any and all other comparable state or local or other Laws, and all amendments thereto or regulations promulgated thereunder, relating to the Environment, health or safety.

“Environmental Liability” means any Liability or Loss relating to or alleged to relate to any environmental, health or safety matter (including those involving natural resources) or condition existing on or before the Closing Date for which any Company or any Subsidiary or any of its respective Predecessors has (directly, contingently or otherwise) or is alleged to have liability or responsibility, including any Liability or Loss relating to any Environmental Law, Contract, tort, implied or express warranty or strict liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person under common control with any Company within the meaning of Section 414(b) or (c) of the Code, and the regulations issued thereunder.

“Escrow Account” means the escrow account to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

“Escrow Agent” means Valley National Bank.

“Escrow Agreement” means an agreement by and among the Companies, the Seller Representative, the Escrow Agent and Buyer, substantially in the form attached hereto as Exhibit C, with such modifications thereto as are reasonably requested by the Escrow Agent.

“Escrow Fund” means $1,000,000.

5

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Excluded Assets” has the meaning set forth in Schedule 2.1.

“Excluded Liabilities” has the meaning set forth in Section 2.5(c).

“Excluded Representations” has the meaning set forth in Section 9.1(b).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any government or political subdivision, whether federal, state, local, domestic or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local, domestic or foreign court.

“Hazardous Material” means any toxic, hazardous or dangerous substance or waste, any pollutant or contaminant, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, petroleum or its products or fractions, petroleum-containing materials, radiation and radioactive materials and polychlorinated biphenyls, all as defined in any Environmental Law.

“HIPAA” has the meaning set forth in Section 4.12(e).

“Hired Active Employee” has the meaning set forth in Section 6.16(b).

“Holdings” has the meaning set forth in the preamble.

“I-9 Form” has the meaning set forth in Section 4.17(c).

“Indemnifiable Claims” means all Actions, known or unknown, pending or threatened at any time (whether before, on or after the Closing Date), to the extent relating to the Companies and/or the conduct of the Business prior to the Closing.

“Indemnifiable Liabilities” means all Liabilities of the Companies existing on the Closing Date or primarily attributable to events, conditions, circumstances or periods that occurred or existed prior to the Closing, except for the Companies ordinary-course obligations under Contracts to the extent such obligations are by the terms of such Contracts required to be performed or paid after the Closing Date and do not arise out of any pre-Closing breach thereunder by any of the Companies or any Predecessor. But Indemnifiable Liabilities excludes any Assumed Liabilities.

“Indemnified Party” means Buyer Indemnitees and/or Seller Indemnitees, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 9.6(d).

6

“Industries” has the meaning set forth in the preamble.

“Insurance Policies” has the meaning set forth in Section 4.16(a).

“Intellectual Property” means any and all patents, patents pending and patent applications; trademarks, service marks, trade names, mask works, service marks, brand names, trade dress, slogans, logos and Internet domain names, websites and browsers and their associated goodwill; inventions, invention studies, discoveries, ideas, processes, formulae, designs, computer programs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable; copyrights, writing and other copyrightable works and works in progress, databases, website content and software; all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the word; all registrations and application for registration of any of the foregoing; and any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world; in each case, that is owned by any Company or used by it in the conduct of its business.

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a).

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Inventory” means all inventory, merchandise, finished goods, work in progress and raw materials owned, stored or otherwise held by or on behalf of any Company.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means each of the Stockholders.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Leased Real Property” means the real property leased or subleased by any Company and all buildings and other improvements thereon.

“Legal Opinion” means the legal opinion of Frost Brown Todd LLC, counsel to the Companies and the Stockholders, substantially in the form of Exhibit D.

“Liabilities” means any debts, liabilities and other obligations of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable, several or joint and several, direct or indirect, including without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action, Order and/or Contract.

7

“Liens” means any mortgage, lien, security interest, pledge, attachment, charge, claim, condition or other similar encumbrance or restriction of any kind, including any restriction on use, voting, transfer (other than transfer restrictions under applicable Law), receipt of income or exercise of any other attribute of ownership.

“LLC Interests” means limited liability membership interests and units.

“Losses” has the meaning set forth in Section 9.2.

“Material Adverse Effect” means, with respect to a Company or Buyer, as applicable, any change, occurrence or development that has had (or would reasonably be expected to have) a material adverse effect on the business, assets, results of operations or financial condition of such party and/or, in the case of a Company, such Company together with any one or more other Companies, taken as a whole, but excluding (a) any change, occurrence or development resulting from general economic conditions, so long as such conditions do not disproportionately affect the business of such party, or (b) any change, occurrence or development affecting companies in the industry in which it conducts its business generally, in each case so long as such event does not disproportionately affect the business of such party.

“Material Contracts” has the meaning set forth in Section 4.13(b).

“Material Customers” has the meaning set forth in Section 4.19(a).

“Material Permits” has the meaning set forth in Section 4.11.

“Material Suppliers” has the meaning set forth in Section 4.19(b).

“Non-Assigned Contract” has the meaning set forth in Section 6.11.

“Non-Competition Agreement” means an agreement in favor of Buyer relating to, among other things, non-competition, non-solicitation and confidentiality, substantially in the form and on the terms of Exhibit E.

“Notice” has the meaning set forth in Section 9.6(b).

“Order” means any decision, order, judgment, ruling, injunction, award, decree or writ of any Governmental Authority.

“Owned Real Property” means the real property owned by any Company and all buildings and other improvements thereon.

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

“Permits” means any federal, state, county, local or foreign license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority to a Company.

8

“Permitted Liens” means (a) Liens set forth on Schedule 1.2(a), (b) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business consistent with past practice or by operation of Law if the underlying obligations are not delinquent, and (c) with respect to Intellectual Property, licenses granted in the ordinary course of business consistent with past practice and listed on Schedule 1.2(b); provided, however, that none of the foregoing described in clauses (a), (b) or (c), individually or in the aggregate, impair in any material respect the use and operation or value of the property to which they relate in the Business.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Polyurethane Foam Antitrust Litigation” means Case No. 10-md-2196 pending in United States District Court for the Northern District of Ohio.

“Predecessor” means (i) any Person that at any time directly or indirectly conducted in any respect the Business of a Company, and (ii) any Constituent Corporation.

“Product Liabilities” means, with respect to any products (including without limitation the Products) previously sold and/or sold as of the Closing Date, and/or services previously provided and/or provided as of the Closing Date, by or on behalf of any Company and/or any Predecessor, all Actions and other Liabilities relating to actual or alleged injury, damage, death or other harm, including to any Person, property or business, including without limitation (i) any relating to any actual or alleged defect in the design and/or manufacture of a product, and (ii) any product recalls or withdrawals relating thereto.

“Products” means the products of the Business currently or previously sold, including, without limitation, those set forth in Schedule 1.3.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased Assets” has the meaning set forth in Schedule 2.1.

“Real Estate Holdings” has the meaning set forth in the preamble.

“Real Property” means all of the Owned Real Property and Leased Real Property.

“Real Property Leases” means all leases of any real property (and all buildings and other improvements thereon) to which a Company is a party, whether as lessor or lessee.

“Related Documents” means the Bills of Sale and Assumption Agreements, the Employment Agreements, the Escrow Agreement, the Non-Competition Agreement and all other documents, instruments and agreements entered into in connection with this Agreement and the transactions contemplated hereby.

9

“Release” means any releasing, spilling, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.

“Remaining Disputed Items” has the meaning set forth in Section 2.3(b).

“Representation Termination Date” has the meaning set forth in Section 9.1(b).

“Response Period” has the meaning set forth in Section 9.6(a).

“Responsible Party” has the meaning set forth in Section 9.6(d).

“Seller Claim” has the meaning set forth in Section 9.6(a).

“Seller Claims Notice” has the meaning set forth in Section 9.6(a).

“Seller Indemnitees” has the meaning set forth in Section 9.2.

“Seller Representative” means Matthew T. Schoen.

“Sellers’ Knowledge” means the actual or constructive knowledge, after due inquiry, of any of the Stockholders or Michele James.

“Selling Expenses” means all costs, fees and expenses of any of the Companies or any of the Stockholders, or on behalf of any of them or any of their owners, stockholders, partners, members and other equity holders, officers, directors, managers, agents or representatives, in each case incurred in connection with the consummation of the transactions contemplated hereby, including, without limitation, (a) any brokerage fees, commissions, finders’ fees, investment banking fees or financial advisory fees, including those payable to J.J.B. Hilliard, W.L. Lyons, LLC, and (b) the fees and expenses of attorneys, advisors and consultants, including the law firm of Frost Brown Todd LLC.

“Settlement Accountant” has the meaning set forth in Section 2.3(b).

“Separation Agreements” means an agreement between Buyer and each of Rita Dangremond, Carole Woodford, Patti Fante and Michele James substantially in the form and on the terms of Exhibit F.

“Standard Warranty” has means the warranties set forth on Schedule 1.4.

“Stockholder” and “Stockholders” has the meaning set forth in the preamble.

10

“Subsidiary” and “Subsidiaries” means, with respect to a Company, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such Company or a subsidiary of such Company, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such Company or a subsidiary of such Company, or (c) whose voting securities are more than fifty percent (50%) owned, directly or indirectly, by such Company or a subsidiary of such Company. The term “Subsidiary” shall include all subsidiaries of such Subsidiary.

“Target Working Capital” means Working Capital in the amount of $3,431,000. The parties acknowledge that Target Working Capital was agreed-upon and determined in accordance with Schedule 2.3(a).

“Tax” means, (i) any and all taxes (whether federal, state, local or foreign) including, without limitation, income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, disability, excise, severance, stamp, occupation, premium, property, registration, estimated, capital stock, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever, together with any interest penalties, additions to tax or additional amounts imposed by any Taxing Authority, and (ii) any amounts described in clause (i) that are payable by any other party for which a Company is liable pursuant to any tax sharing agreement, tax indemnification agreement or other similar agreement.

“Tax Returns” means all Tax returns, statements, reports and forms required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration, assessment, determination, collection or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Unique” has the meaning set forth in the preamble.

“Unique –Prescotech, Inc.” has the meaning set forth in the preamble.

“WARN Act” means the Workers Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Laws.

“Working Capital” means (a) the Current Assets as of any particular date minus (b) the Current Liabilities as of such date, calculated in accordance with the Agreed Accounting Principles.

“Working Capital Overage” has the meaning, set forth in Section 2.3(a).

“Working Capital Statement” has the meaning set forth in Section 2.3(a).

11

“Working Capital Underage” has the meaning set forth in Section 2.3(a).

ARTICLE II

SALE AND PURCHASE

2.1          Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing each Company shall sell, assign, convey, set over, transfer and deliver to Buyer, and Buyer shall purchase from each Company, all of such Company’s right, title and interest in and to all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.

2.2          Purchase Price.

(a)          Subject to the adjustments set forth in Section 2.3, the full consideration for the Purchased Assets shall be (i) $16,000,000 (such sum, as may be increased or decreased pursuant to Section 2.3, the “Purchase Price”), and (ii) the assumption of the Assumed Liabilities.

(b)          At the Closing, Buyer shall pay by wire transfer of immediately available funds (i) to an account or accounts the Seller Representative will designate in writing prior to the Closing, the Purchase Price less the amount of the Escrow Fund, and (ii) to the Escrow Agent pursuant to the Escrow Agreement, the amount of the Escrow Fund.

2.3          Purchase Price Adjustment.

(a)          Working Capital Statement.

(i)          Prior to the Closing Date, the Seller Representative shall deliver to Buyer a good faith estimate of the Working Capital as of a point in time immediately prior to the Closing, prepared in accordance with Agreed Accounting Principles and in a manner consistent with the determination and calculation on Schedule 2.3(a) of Target Working Capital, together with related supporting schedules, calculations and documentation and a calculation of any resulting Working Capital Underage or Working Capital Overage (the “Estimated Working Capital”). If the Estimated Working Capital is less than the Target Working Capital, the Purchase Price paid at Closing shall be reduced by the amount of such shortfall (the “Working Capital Underage”), subject to further adjustment as provided in this Section 2.3. If the Estimated Working Capital is greater than the Target Working Capital, the Purchase Price paid at Closing shall be increased by the amount of such excess (the “Working Capital Overage”), subject to further adjustment as provided in this Section 2.3.

(ii)         Within forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Seller Representative a statement (the “Working Capital Statement”) setting forth the calculation of the Working Capital as of the point in time immediately prior to the Closing the (“Closing Working Capital”). The Working Capital Statement shall be prepared in accordance with Agreed Accounting Principles.

12

(b)          Dispute. Within thirty (30) days following receipt by the Seller Representative of the Working Capital Statement, the Seller Representative shall either inform Buyer in writing that the Working Capital Statement is acceptable or deliver written notice to Buyer of any dispute the Seller Representative has with respect to the Working Capital Statement, which written notice shall describe in reasonable detail the items contained in the Working Capital Statement that the Seller Representative disputes and the basis for any such disputes and his calculation of the Closing Working Capital. If the Seller Representative does not notify Buyer of a dispute with respect to the Working Capital Statement within such thirty (30) day period, such Working Capital Statement and the Working Capital shall be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute. If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Seller Representative advises Buyer of its objections, then the items raised in the Seller Representative’s dispute notice that remain in dispute (the “Remaining Disputed Items”) shall be submitted to Crowe Horwath or, if Crowe Horwath is unwilling or unable to serve in such capacity, such other accounting firm as shall be mutually agreed upon by the parties (such accountant, the “Settlement Accountant”), who, acting as an expert and not as an arbitrator, shall resolve the Remaining Disputed Items. Prior to its engagement, the Settlement Accountant shall agree in writing to resolve the Remaining Disputed Items, but no others, in accordance with the provisions of this Section 2.3 and review of the parties’ positions and thereby establish the Closing Working Capital. If the parties are unable to agree upon the selection of the Settlement Accountant within five (5) Business Days after expiration of such thirty (30) day period, the Settlement Accountant shall be appointed by the American Arbitration Association. The Settlement Accountant shall make such determination within forty-five (45) days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final, conclusive and binding on the parties absent fraud or arithmetic error. In the event any dispute is submitted to the Settlement Accountant for resolution as provided in this Section 2.3(b), the fees, charges and expenses of the Settlement Accountant shall be paid (i) one-half by the Companies and the Stockholders, jointly and severally, and (ii) one-half by Buyer.

(c)          Access. For purposes of complying with the terms set forth in this Section 2.3, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes in connection therewith.

13

(d)          Downward Adjustment. If the Closing Working Capital (as finally determined pursuant to Section 2.3(b)) is less than the Estimated Working Capital, then the Purchase Price shall be adjusted downward by the amount of such shortfall, and the amount of such shortfall shall be conclusively deemed to be the joint and several obligation of the Companies and the Stockholders, and the Companies and the Stockholders shall pay to Buyer, within five (5) Business Days from the date on which the Closing Working Capital is finally determined pursuant to Section 2.3(b), the amount of such shortfall by wire transfer of immediately available funds to an account designated in writing by Buyer to the Seller Representative. Notwithstanding anything to the contrary contained herein, the amount of such shortfall shall be paid by the Companies and the Stockholders directly and shall not be paid out of the Escrow Fund.

(e)          Upward Adjustment. If the Closing Working Capital (as finally determined pursuant to Section 2.3(b)) is greater than the Estimated Working Capital, then the Purchase Price shall be adjusted upward by the amount of such excess and Buyer shall pay or cause to be paid an amount in cash equal to such excess to the Seller Representative, on behalf of the Companies. Such amount shall be paid by Buyer within five (5) Business Days from the date on which the Closing Working Capital is finally determined pursuant to Section 2.3(b), by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative to Buyer.

(f)          No Adjustment. If the Closing Working Capital (as finally determined pursuant to Section 2.3(b)) is equal to the Estimated Working Capital, there shall be no post-Closing adjustment to the Purchase Price under this Section 2.3.

2.4          Allocation of Purchase Price. The Purchase Price shall be allocated as set forth in Schedule 2.4 hereof delivered upon execution of this Agreement, subject to an increase or decrease in goodwill resulting from an adjustment to the Purchase Price pursuant to Section 2.3 above. The parties agree that such allocation reflects arms-length negotiations, is reasonable, shall bind the parties and shall be consistently reflected on all of their United States, state and other Tax Returns.

2.5          Assumption and Non-Assumption of Liabilities by Buyer.

(a)          Except as otherwise provided in this Section 2.5, Buyer shall, at the Closing, assume and agree to pay, when due and payable, and perform and discharge in accordance with the applicable relevant governing Contracts, only the following Liabilities of the Companies (subject to Section 2.5(b), the “Assumed Liabilities”): (i) all Current Liabilities of a fixed amount on the Working Capital Statement, including the Liabilities to Active Employees as set forth in Section 6.16(c); (ii) each Company’s respective obligations incurred under Contracts identified on Schedule 2.5(a) and effectively assigned by such Company to Buyer, in each case to the extent such obligations referred to in this clause (ii) are related to such Company’s Business and are by the terms of any such Contract required to be performed or paid after the Closing Date and do not arise out of or in connection with any pre-Closing breach thereof, and (iii) Customer Liabilities.

14

(b)          Notwithstanding Section 2.5(a) above, no Liability or portion thereof shall be an Assumed Liability under Section 2.5(a) to the extent that it is an Environmental Liability and/or a Product Liability. For the avoidance of doubt, Assumed Liabilities mean the Liabilities that are assumed by Buyer pursuant to the terms of this Section 2.5.

(c)          Notwithstanding anything contained in this Agreement or in any Related Document to the contrary, Buyer shall not assume, undertake, accept, be bound by or otherwise be responsible for any Liabilities of any Company, any Subsidiary or any Predecessor (whether or not disclosed to Buyer) other than the Assumed Liabilities. “Excluded Liabilities” means all Liabilities that are not Assumed Liabilities including but not limited to (i) the Selling Expenses, (ii) any Liability of any Company under all employment agreements (except to the extent specifically set forth in Section 6.16) and Company Employee Plans, (iii) any Liability of any Company with respect to pre-Closing compensation obligations to Employees, except as specifically set forth herein; (iv) any Liability of any Company related to Taxes, and (v) any Liability of any Company related to the Polyurethane Foam Antitrust Litigation. Each of the Companies agrees to pay, perform and discharge when due and payable the Excluded Liabilities.

ARTICLE III

CLOSING AND DELIVERIES

3.1          Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Sills Cummis & Gross P.C., One Riverfront Plaza, Newark, New Jersey 07102 on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing) or on such other date or at such other time and place as the parties mutually agree in writing (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Closing shall be deemed to be effective as of 12:01 a.m., Louisville, Kentucky time, on the Closing Date.

3.2          Deliveries by the Companies. At the Closing, the Companies shall deliver or cause to be delivered to Buyer the following items:

(a)          The Deeds, duly executed by Real Estate Holdings or Industries, as applicable;

(b)          The Bill of Sale and Assumption Agreements, duly executed by the Companies;

(c)          A certificate of the Secretary of State or other applicable Governmental Authority of the state of incorporation or formation of each Company as to the good standing of such Company in such jurisdiction as of the most recent practicable date;

15

(d)          A certificate of the Secretary of each Company, certifying as of the Closing attached copies of the certificate of incorporation and by-laws or the certificate of formation and operating agreement, as applicable, of such Company, certifying and attaching all requisite resolutions or actions of such Company’s board of directors and stockholders or board of managers and sole member, as applicable, approving the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency and signatures of the officers of such Company executing this Agreement and the Related Documents and any other document relating to the transactions contemplated hereby or thereby;

(e)          A certificate of an officer of each Company and of each Stockholder to the effect that the conditions set forth in Sections 7.3(a), 7.3(b), 7.3(f), 7.3(g) and 7.3(h) applicable to the Companies and the Stockholders have been satisfied;

(f)          The Escrow Agreement, duly executed by the Companies, the Seller Representative and the Escrow Agent;

(g)          The Non-Competition Agreement, duly executed by the Companies and the Stockholders;

(h)          The Employment Agreements, duly executed by each of the Stockholders;

(i)          The Legal Opinion;

(j)          Payoff letter and UCC-3 termination statements as reasonably required by Buyer; and

(k)          Non-foreign person affidavits in a form reasonably satisfactory to Buyer that comply with the requirements of Section 1445 of the Code, duly executed by the Companies.

3.3          Deliveries by Buyer. At the Closing, Buyer shall deliver to the Seller Representative the following items:

(a)          The Purchase Price, paid in accordance with Section 2.2(b);

(b)          The Deeds, duly executed by Buyer;

(c)          The Bill of Sale and Assumption Agreements, duly executed by Buyer;

(d)          A certificate of the Secretary of State of the state of incorporation of Buyer as to the good standing of Buyer in such jurisdiction as of the most recent practicable date;

16

(e)          A certificate of the Secretary of Buyer, certifying as of the Closing attached copies of the certificate of incorporation and by-laws of Buyer, certifying and attaching all requisite resolutions or actions of Buyer’s board of directors and stockholder approving the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and the Related Documents and any other document relating to the transactions contemplated hereby or thereby;

(f)          A certificate of an officer of Buyer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

(g)          The Escrow Agreement, duly executed by Buyer;

(h)          The Employment Agreements, duly executed by Unique; and

(i)          The Separation Agreements, duly executed by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING
TO THE COMPANIES AND THE STOCKHOLDERS

Each of the Companies and each of the Stockholders, all jointly and severally, hereby represent and warrant to Buyer as follows:

4.1          Organization and Authority. Each Company is duly organized or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of organization or formation. Each Company has all requisite corporate or limited liability company, as applicable, power and authority to own its properties and assets and to carry on its business as currently conducted. Each Company is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties and assets owned or leased by it or in which the conduct of its business requires it to be so qualified. Each such jurisdiction is set forth or Schedule 4.1(a). Except as set forth on Schedule 4.1(b), no Company has obtained the right to use any fictitious name in any jurisdiction. Each Company and each of the Stockholders has all requisite corporate, limited liability company or individual, as the case may be, power and authority to enter into and perform its or his obligations under this Agreement and all Related Documents to which it or he is a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and the Related Documents have been duly executed and delivered by each Company and each Stockholder, as applicable, pursuant to all necessary authorization and are or, when executed and delivered will be, the legally valid and binding obligations of each Company and each Stockholder, enforceable against it or him in accordance with its terms.

17

4.2          Capitalization. All the authorized, issued and outstanding capital stock, LLC Interests and other equity securities of any kind or nature (including, without limitation, subscriptions, options, warrants, phantom stock rights and other rights of any kind entitling any Person to acquire or otherwise receive from any Company any equity interest) of each Company are held, beneficially and of record, by those Persons whose names are set forth on Schedule 4.2. Except as set forth on Schedule 4.2, all issued and outstanding shares of capital stock or LLC Interests, as applicable, of each Company are fully paid and nonassessable and were sold in accordance with applicable Laws. There are no capital stock, LLC Interests or other equity interests of any Company held in treasury. There are no voting trusts, proxies or other agreements or understandings to which any Company or any Stockholder is a party or by which any Company or any Stockholder is bound with respect to the voting of any Company’s capital stock or LLC Interests. There are no bonds, debentures, notes or other indebtedness of any Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders or members of any Company may vote.

4.3          Subsidiaries. Except as set forth on Schedule 4.3, no Company has, and at no time has ever had, any Subsidiary.

4.4          No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement or any Related Document by any Company or any Stockholder nor the consummation by any Company or any Stockholder of the transactions contemplated herein or therein, nor compliance by any Company or any Stockholder with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws or certificate of formation or operating agreement (or equivalent organizational documents) of any Company, (ii) except as set forth on Schedule 4.4(a)(ii), constitute or result in the breach of any term, condition or provision of, or constitute a default under (or an event which, with or without notice, lapse of time or both would constitute a default), or require any Consent under, or give rise to any right of termination, cancellation, modification or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of any Company or any Stockholder, pursuant to any Material Contract to which it or he is a party or by which it or he or any of its or his properties or assets is subject, or (iii) violate any Order or Law applicable to any Company or any Stockholder or any of its or his properties or assets.

(b)          No Consent is required to be obtained by any Company or any Stockholder for the consummation by any Company or any Stockholder of the transactions contemplated by this Agreement or any Related Document.

4.5          Financial Statements.

(a)          The Companies and the Stockholders have provided to Buyer true and complete copies of (i) the consolidated balance sheets of the Companies as of December 31, 2012 (the “2012 Balance Sheet”) and as of December 31, 2011 and the related statements of income, changes in cash flow and changes in stockholders’/owners’ equity for the years then ended, and (b) the consolidated internally prepared and unaudited balance sheets of each Company as of October 31, 2013 (the “Interim Balance Sheet”), and the related statement of income for the ten (10) month period then ended (the “Interim Financial Statements” and, together with the financials described in clause (a) above, the “Financial Statements”). The Financial Statements have been prepared in accordance with the Agreed Accounting Principles.

18

(b)          Except as set forth on Schedule 4.5(b), the Financial Statements are true, complete and accurate in all material respects, have been prepared in accordance with the accrual basis accounting method, consistent with past practice, have been prepared in accordance with GAAP and fairly present the assets, liabilities and financial position, the results of operations and cash flows of the Companies as of the dates and for the years and periods indicated.

(c)          Since the date of the 2012 Balance Sheet, there has been no material change in any accounting or tax policies, principles, methods or practices of any Company.

(d)          Except as set forth on Schedule 4.5(d), there are no unpaid commitments for capital expenditures by any Company exceeding, individually or in the aggregate, $25,000.

(e)          Except as set forth on Schedule 4.5(e), there are no non-recurring items of income in any of the Financial Statements constituting statements of income that arise from matters other than the sale of products or the performance of services in the ordinary course of business in excess, individually or in the aggregate, of $25,000.

4.6          Absence of Certain Changes. Except as set forth on Schedule 4.6, since the date of the 2012 Balance Sheet each Company has conducted its Business and its operations only in the ordinary course of business consistent with past practice and, without limiting the generality of the foregoing, there has not been, occurred or arisen, directly or indirectly, any of the following events:

(a)          the commencement, settlement, notice or, to the Sellers’ Knowledge, threat of any Action or, to the Sellers’ Knowledge, investigation seeking damages in excess of $10,000 per occurrence or seeking injunctive relief or other equitable remedy against any Company;

(b)          any damage to or destruction or loss of any asset or property of any Company (whether or not covered by insurance) with an aggregate value in excess of $20,000 or any condemnation taking or other similar proceeding;

(c)          termination or amendment (or notice of termination or amendment) of any Material Contract with any customer of any Company representing individually $10,000 or in the aggregate $20,000 or more of the revenues of the Business in any calendar year;

(d)          any termination of or receipt of notice of termination of any Material Contract involving a total remaining commitment by or to any Company of at least $10,000;

19

(e)          any acquisition, disposition or other transfer by any Company of any asset or property having a value in excess of $20,000 other than in the ordinary course of business consistent with past practice, or any mortgage, pledge or imposition of any Lien (other than Permitted Liens) on any asset or property of any Company or any merger or consolidation with or acquisition of an interest of any Person;

(f)          any payment, discharge or satisfaction by any Company of any Lien or payment by any Company of any Liability, other than in the ordinary course of business consistent with past practice or as contemplated herein;

(g)          any non-cash dividends or other non-cash distributions declared or paid to the stockholders or members of any Company;

(h)          (i) any increase (whether in cash, stock or property) from the information set forth in Schedule 4.17(a)(i) in the base salary or other compensation payable or to become payable by any Company to any of its officers, directors, managers, employees or consultants, (ii) any adoption of, increase in the payments to or benefits under, any savings, insurance, pension, retirement or other employee benefit plan, or (iii) declaration, payment or commitment or obligation of any kind for the payment by any Company of a severance payment, termination payment, bonus, profit sharing, deferred compensation or other additional salary or compensation to any such person, other than pursuant to the terms of any existing written agreement, Company policy or plan;

(i)          any loan to any Person, or any guarantee of any obligation incurred by any Person;

(j)          incurrence of any indebtedness or other material Liabilities, except to the extent reflected in the Financial Statements or incurred after the date of the 2012 Balance Sheet in the ordinary course of business consistent with past practice;

(k)          cancellation of any Indebtedness owed to or held by any Company;

(l)          written off as uncollectible, discounted or accelerated the payment of any notes or Accounts Receivable;

(m)          to the Sellers’ Knowledge, any labor dispute or any activity or proceeding by a labor union or labor representative to organize any employee, owner, director, officer, manager or agent of any Company, or any lockouts, strikes, slowdowns, picketing, work stoppages or, to the Sellers’ Knowledge, threats thereof by or with respect to such employees;

(n)          any material adverse change in the amount, aging or collectability of any Company’s Accounts Receivable or other debts due to any Company or the allowances with respect thereto or in any Company’s accounts payable from that reflected on the Financial Statements;

(o)          any event that has had or could reasonably be expected by any of the Companies or Stockholders to have a Material Adverse Effect; or

20

(p)          any agreement by any Company to do any of the things described in the preceding clauses of this Section 4.6 (other than negotiations with Buyer and its representatives and the transactions contemplated by this Agreement).

4.7           Taxes.

(a)          All Tax Returns that are or were required to be filed through the Agreement Date by, or with respect to, each Company, either separately or as a member of an affiliated group, have been filed on a timely basis in accordance with the Laws, regulations and administrative requirements of the appropriate Taxing Authorities. All such Tax Returns that have been filed were true, correct and complete in all respects. No Taxing Authority in any jurisdiction in which any Company does not file Tax Returns has asserted that any Company is, or may be, subject to Tax in that jurisdiction.

(b)          Each Company has paid all Taxes due and owing by such Company (whether or not shown on any Tax Returns). All Taxes that each Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Taxing Authority.

(c)          There are no deficiencies for Taxes claimed, proposed or assessed by any Taxing Authority regarding any Company that have not yet been fully and finally resolved. Except as set forth on Schedule 4.7(c), there are no pending or, to the Sellers’ Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes, regarding any Company. No extension of a statute of limitations relating to Taxes is currently in effect with respect to any Company.

(d)          There are no Liens for Taxes upon any of the properties or assets of any Company, other than Liens for current Taxes not yet due and payable. None of the property of any Company (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iii) is subject to a tax benefit transfer lease under the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954.

(e)          No Company has (i) applied for any tax ruling, (ii) entered into a tax closing agreement with any Governmental Authority, or (iii) been a party to any agreement or arrangement that would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or deferred compensation within the meaning of Section 409A of the Code.

(f)          No Company (i) is a party to any tax sharing agreement or similar arrangement; (ii) may be held liable for, or be required to make any contribution with respect to, the Tax Liability of any Person by reason of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Law, as a transferee or successor, by contract, or otherwise, or (iii) has any liability under the unclaimed property or abandoned property provisions of any jurisdiction.

21

(g)          None of the property owned or used by any Company is subject to a lease that is treated as other than an “operating lease” for federal income tax purposes.

(h)          No Company has distributed stock or equity of another Person, or has had its stock or equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)          None of the intangible assets owned by any Company was held or used on or before August 10, 1993 by any Company or a “related person” within the meaning of Section 197(f)(9)(C) of the Code.

(j)          No Company (i) has received notice of any claim from a taxing authority in any jurisdiction (other than a jurisdiction in which the Company regularly files Tax Returns) that it is, or may be, subject to taxation in that jurisdiction; and (ii) has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treas. Reg. 1.6011-4.

(k)          Real Estate Holdings is treated as a disregarded entity for United States federal and state income tax purposes and will remain so until the Closing.

4.8           Title to and Sufficiency of Properties.

(a)          Each Company has good, marketable and freely transferrable title to all of its properties and assets, tangible or intangible, including the properties and assets reflected in the 2012 Balance Sheet and the Interim Balance Sheet as being owned by the Companies, free and clear of all Liens except for Permitted Liens (all of which Liens shall be terminated prior to Closing), excluding assets and properties otherwise reflected as sold or disposed of on the Interim Balance Sheet.

(b)          Each Company has a valid and enforceable right to use all tangible items of personal property leased by or licensed to it, free and clear of all Liens other than Permitted Liens.

(c)          To Seller’s Knowledge, each Company’s tangible assets are in good working order, operating condition and state of repair, ordinary wear and tear excepted. The properties and assets, tangible or intangible, of each Company are adequate for the conduct of the Business in the manner as currently conducted and in accordance with recent historical practice, are located on the Real Property of such Company except as set forth on Schedule 4.8(c), and are the only properties and assets used or held for use in the Business.

(d)          The Inventory of each Company has been recorded on the Interim Balance Sheet in accordance with Agreed Accounting Principles. Except as set forth on Schedule 4.8(d), none of the Inventory is held on consignment, or otherwise, by third parties. Except as set forth on Schedule 4.8(d), the Inventory not written off on the Interim Balance Sheet has been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of Inventory are reasonable in the present circumstances of each Company.

22

4.9           Real Property.

(a)          Schedule 4.9(a) contains a complete and accurate schedule of the Owned Real Property, including the name of the owner. The applicable Company has good and marketable title to the Owned Real Property, free and clear of Liens except for Permitted Liens. No Owned Real Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement with any third party.

(b)          Schedule 4.9(b) sets forth each lease or other agreement under which any Company leases or has rights in any material real property (each a “Real Property Lease”). True and complete copies of each Real Property Lease have been made available to Buyer by the Companies and the Stockholders. Each Company has a valid and subsisting leasehold interest in all Leased Real Property free and clear of all Liens other than Permitted Liens. No material permit, license or certificate of occupancy pertaining to the leasing or operation of any Real Property, other than those which are transferable with such property, is required by any Governmental Authority. No Company has received a written notice of any pending condemnation proceedings or eminent domain proceedings of any kind against any of the Real Properties and, to the Sellers’ Knowledge, none are threatened against any of the Real Properties.

(c)          Except as set forth on Schedule 4.9(c), applicable Company has the right to quiet enjoyment of the applicable Leased Real Property for the full term of the Real Property Leases, notwithstanding any mortgage for borrowed money that is or in the future becomes a Lien against the underlying real property or buildings or other improvements.

(d)          No Company has received a notice of noncompliance at any time from any state or local governmental entity relating to the operation of its facilities without a valid certificate of occupancy. If any Company is required to hold a certificate of occupancy with respect to a facility, the failure to hold such certificate of occupancy does not impair its ability to occupy such facility or operate its business at such facility as currently operated in any material respect, nor shall such failure to hold certificates of occupancy for any facility prevent Buyer after the Closing from operating such facility as currently operated by the Companies in any material respect.

(e)          To Seller’s Knowledge, except for any exceptions that have not and would not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect, the roofs, walls, foundations, water, sewer, plumbing, air conditioning and electrical systems and other major structural components of or located on the Real Properties are structurally sound, in reasonably good operating condition, and free from material defects and adequate for their current uses.

23

4.10         Compliance with Laws.

(a)          Each Company is in material compliance, and, at all times during the most recent ten (10) year period, has been in compliance, in all material respects, with all Laws and Orders applicable to it and its business, properties and assets.

(b)          No Company has received any written, or to the Sellers’ Knowledge, oral notification or communication from any Governmental Authority asserting that any Company is not in compliance with any Law.

(c)          No Governmental Authority has indicated to any Company in writing an intention to conduct an investigation or review with respect to any Company, and, to the Sellers’ Knowledge, no investigation or review by any Governmental Authority with respect to any Company is pending or threatened.

4.11         Permits. Schedule 4.11 contains a complete list of all material Permits issued to each Company that are currently used by a Company in connection with the Business, with the expiration dates, if applicable. Each Company is in compliance, and, at all times during the most recent ten (10) year period, has been in compliance, in all material respects with all such Permits (the “Material Permits”), and all Material Permits are in full force and effect. Each Company holds all Material Permits under any Law necessary for the conduct of the Business in substantially the manner as currently conducted. No Material Permit is subject to revocation or forfeiture by virtue of any existing circumstances. No Consent from any Governmental Authority relating to the execution, delivery or performance of this Agreement or any Related Document is required for any Company to maintain any of its Material Permits. There is with respect to each Material Permit no Action or, to the Sellers’ Knowledge, investigation, pending or, to the Sellers’ Knowledge, threatened to modify or revoke any Material Permit, and no Material Permit is subject to any outstanding Order or, to the Sellers’ Knowledge, investigation, that would reasonably be expected to adversely affect such Permit.

4.12         Employee Benefit Plans.

(a)          Schedule 4.12(a) contains an accurate and complete list and summary of each Company Employee Plan. No Company has made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or to enter into any Company Employee Plan.

(b)          The Companies and the Stockholders have delivered to Buyer (i) correct and complete copies of all documents embodying each Company Employee Plan, including all amendments thereto and all related trust documents, (ii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with any summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, and (v) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code.

24

(c)          Each Company has performed all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws and Orders, including, but not limited to, ERISA and the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination or opinion letter as to its qualified status under the Code, or application for such letter shall be timely filed. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or other breach of fiduciary responsibility, has occurred with respect to any Company Employee Plan that could reasonably be expected to subject any Company (or any officer, director or employee thereof) to any Tax, penalty or other Liability. There are no Actions pending or, to the Sellers’ Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Sellers’ Knowledge, threatened by the Internal Revenue Service, the United States Department of Labor or any other Governmental Authority with respect to any Company Employee Plan. Each Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)          No Company nor any of its respective ERISA Affiliates (i) maintains, sponsors, participates in or contributes to (or has an obligation to contribute to), or in the preceding six (6) calendar years, has maintained or contributed to, any (x) Pension Plan subject to Title IV of ERISA or Section 412 of the Code, (y) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, or (z) plan described in Section 413(c) of the Code, or (ii) has incurred any Liability or taken any action and, to the Sellers’ Knowledge, no action or event has occurred, that could reasonably be expected to cause any one of them to incur any Liability under Section 412 of the Code or Title IV or ERISA with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), or on account or a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) from, or unpaid contributions, with respect to any multiemployer plan.

(e)          All group health plans covering the employees of each Company have been operated in compliance in all material respects with the requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA (“COBRA”), the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and any applicable similar Law. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.

25

(f)          The execution of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby shall not (either alone or in connection with any additional or subsequent events) constitute an event under any Company Employee Plan, trust or loan that will or could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits to or with respect to any employee of any Company.

(g)          No Company Employee Plan is subject to Section 409A of the Code. All stock options and stock appreciation rights, if any, were granted at an exercise price at least equal to the fair market value of an underlying share of common stock of each Company on the date of grant. No Company has at any time maintained or contributed to an employee benefit plan outside of the United States.

(h)          The amount recorded as liabilities on the books and records of each Company in respect of obligations under any Pension Plan has been determined in accordance with GAAP and the material underlying assumptions in determining any such liabilities are set forth in Schedule 4.12(h).

4.13         Material Contracts.

(a)          Set forth in Schedule 4.13(a) is a list of the following Contracts to which each Company is a party or by which it or any of its properties or assets is bound:

(i)          each power of attorney from or to any Company;

(ii)         each Contract, commitment or arrangement relating to the acquisition of substantially all of the assets or capital stock of any business enterprise;

(iii)        each Contract under which any Company is or would reasonably be expected to become obligated to pay in excess of $20,000 in respect of deferred or conditional purchase price (other than ordinary trade terms), indemnification obligations, purchase price adjustments or otherwise;

(iv)        each partnership or joint venture Contract;

(v)         each Contract limiting the right of any Company to engage in or compete with any Person in any business or in any geographical area;

(vi)        each management or consulting Contract that requires any Company to make payments equal to more than $20,000 per annum;

26

(vii)       each Contract with respect to the employment, severance, retention, compensation or termination of any directors, officers, managers, employees or consultants involving the payment of more than $20,000 per annum, and each change of control agreement with any of the directors, officers, employees or consultants of any Company;

(viii)      each collective bargaining agreement;

(ix)         each Contract with respect to Company Debt having outstanding principal amount in excess of $20,000;

(x)          each fidelity or surety bond or completion bond;

(xi)         each lease of personal property having a value individually in excess of $20,000 per annum;

(xii)        each Contract or commitment relating to future capital expenditures and involving future payments or receipts in excess of $20,000 per year;

(xiii)       each Contract or commitment relating to the disposition of assets outside the ordinary course of business consistent with past practice;

(xiv)      each Contract providing for the distribution of product by or on behalf of any Company providing for annual payments in excess of $50,000 and which cannot be terminated on less than one hundred and twenty (120) days’ notice without penalty;

(xv)       each Contract or series of Contracts (not otherwise required to be disclosed in Schedule 4.13(a)) involving payments to or from any Company equal to more than $25,000 per annum or more than $50,000 in the aggregate and which cannot be terminated on less than one hundred and twenty (120) days’ notice without penalty;

(xvi)      each other material Contract pursuant to which any Company is a party or by which any Company is bound having a term longer than twelve (12) months and which cannot be terminated on less than one hundred and twenty (120) days’ notice without penalty;

(xvii)     each Contract (including outstanding purchase orders) with Material Customers and Material Suppliers;

(xviii)    each material Contract relating to Intellectual Property of any Company and material Intellectual Property of third parties licensed or sublicensed to or used by any Company, including each material Contract relating to the payment of royalties or other payments to or from third parties in respect thereof;

(xix)       each Contract with any Governmental Authority;

(xx)        open purchase orders constituting the twenty (20) largest dollar amounts as of the Agreement Date that are on the customer’s form of purchase order;

27

(xxi)       any other Contract that is or could reasonably be expected to otherwise be material to the Business of any Company or the Companies taken as a whole; and

(xxii)      each amendment, supplement or modification in respect of any of the foregoing Contracts.

(b)          The Contracts required to be set forth in Schedule 4.13(a), together with the Real Property Leases, are referred to herein as the “Material Contracts.” The Companies and the Stockholders have delivered to Buyer a true and complete copy or, in the case of oral Contracts, a written summary, of each of the Material Contracts. Each of the Material Contracts and Insurance Policies is, and shall be upon the Closing (without requiring the Consent of any third party), in full force and effect and a legally valid and binding agreement of each Company, and, to the Sellers’ Knowledge, against the other parties thereto, and there is no default or breach by any Company, or, to the Sellers’ Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, and no event has occurred which, with notice or lapse of time, would constitute such a default or breach. No Company nor, to the Sellers’ Knowledge, any other party has repudiated any provision of any Material Contract. Each Material Contract that contains a change in control clause or otherwise requires the Consent of any Person in connection with this Agreement or any of the transactions contemplated hereby is appropriately identified as such on Schedule 4.13(b).

4.14         Legal Proceedings. There is no, and for the previous five (5) years there has not been any, Action or Order with respect to any Company pending, or to the Sellers’ Knowledge, threatened or anticipated: (a) involving, against, related, to or affecting (i) any Company, the Business or its assets (including, without limitation, Intellectual Property), or (ii) any officers, directors or managers of any Company; (b) that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal, limiting, enjoining or otherwise interfering with any of the transactions or payments contemplated hereunder; (c) involving the risk of criminal liability; or (d) involving any Company as plaintiff, including any derivative suits brought by or on behalf of any Company. To the Sellers’ Knowledge, no Company is in breach or default with respect to, or subject to, any Order of any court or other Governmental Authority, and there are no unsatisfied judgments against any Company, the Business or any assets of any Company (including, without limitation, the Purchased Assets). Schedule 4.14 contains a brief summary of all Actions involving, or related to, each Company, the Business or the assets of any of the Companies in the past five (5) years, including asbestos claims, worker’s compensation claims, wage and hour claims, or discrimination claims (including sex, age, race, national origin, handicap, or veteran status discrimination claims). All Actions and investigations required to be set forth on Schedule 4.14 (if any) have been timely reported to all applicable insurance carriers and no reservation of rights or denial of coverage has been issued by any such carrier.

28

4.15         Intellectual Property.

(a)          Schedule 4.15(a) sets forth a list of all registered or recorded Intellectual Property and any other material Intellectual Property used or held for use in the Business, and such schedule correctly designates such Intellectual Property as owned by, licensed to or by or sublicensed to or by any Company. The Companies and the Stockholders have delivered to Buyer correct and complete copies of all registrations, licenses, agreements, and other written documentation related to, or evidencing each Company’s ownership or right to use, the Intellectual Property set forth on Schedule 4.15(a).

(b)          Except as set forth on Schedule 4.15(b):

(i)          each Company has good and marketable title to and possesses all right, title, and interest in and to, or a valid and enforceable license to manufacture, use, and sell, as the case may be, all of the Intellectual Property, free and clear of any Liens;

(ii)         to Sellers’ Knowledge, the manufacture, use, sale, offer for sale or importation by any Company of any Intellectual Property does not infringe or otherwise violate any rights of any Person;

(iii)        to Sellers’ Knowledge, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Intellectual Property by any Person or any current or former officer, employee, independent contractor or consultant of any Company. No Company has received communication of any claim, any cease and desist or equivalent letter, or any other notice of any allegation to the effect that any of the products, apparatus, methods or services made, used, sold, offered for sale, imported or otherwise provided by any Company infringes upon, copies, misappropriates or otherwise violates any Intellectual Property from any Person;

(iv)        no Company has entered into any Contract to indemnify any Person against any claim of infringement, misappropriation or other violation of Intellectual Property rights;

(v)         no Company has been charged in any Action with, and has not charged others with, unfair competition, infringement, misappropriation, copying, wrongful use or any other violation or improper or illegal activity with respect to or affecting any Intellectual Property or with claims contesting the validity, ownership or right to make, use, sell, offer for sale, import, license or dispose of any Intellectual Property; and

(vi)        on the Closing Date, the Intellectual Property will be owned or available for use by Buyer from and after the Closing on identical terms and conditions as are applicable to each Company prior to the Closing, and the consummation of this Agreement and the transactions contemplated hereby will not give rise to any Lien on any Company’s exclusive rights, title and interest in and to, or the valid and enforceable license to use, as the case may be, the Intellectual Property (or rights thereto) beneficially transferred at the Closing.

29

(c)          To the Sellers’ Knowledge, each Company has all valid and enforceable rights under the Laws of the relevant jurisdictions necessary to assert a claim of infringement against any unauthorized Persons with respect to the Intellectual Property, as well as any yet-unfiled inventions based on or claiming priority from any of the Intellectual Property and any pending claims in any United States or foreign patent application(s) included in the Intellectual Property.

(d)          All rights in all inventions and discoveries related to the Intellectual Property either made, developed or conceived by current or former officers, employees, independent contractors or consultants during the course of their employment or retention by any Company which are used primarily in the Business; or made, written, developed or conceived with the use or assistance of any Company facilities or resources, and which are the subject of one or more issued patents or patent applications, have been assigned in writing to, or is subject to a duty to assign to, each Company to the extent permitted by applicable Law.

(i)          The policy of each Company requires, and has required for the past five (5) years, that each officer, employee, independent contractor or consultant, employed or retained by any Company in connection with the Business who develops or utilizes technical information within the scope of his, her or its employment or retention, including proprietary technology, inventions, and other know-how used in the Business, including the computer software, hardware and systems incorporated into the Business, has signed or is obligated to sign documents confirming that he, she or it assigns to the applicable Company all Intellectual Property rights made, written, developed or conceived by him, her or it during the course of his, her or its employment or retention by any Company and relating to the Business or made, written, developed or conceived with the use or assistance of any Company’s facilities or resources.

(ii)         To the extent that ownership of any such rights does not vest in any Company by operation of Law, and to the extent that any Company or any officer, employee, independent contractor or consultant employed or retained by any Company has failed to execute such documents, each Company shall require, to the extent permitted by Law, that all necessary documents be executed before the Closing.

(e)          Each Company has taken all reasonable and practicable steps to protect and preserve the confidentiality of trade secrets comprising the Intellectual Property, and to the Sellers’ Knowledge, all use by each Company of trade secrets comprising the Intellectual Property not owned by any Company has been, and is, pursuant to, and in compliance with, the terms of an agreement between each Company owner of, or party providing, such trade secrets, or is otherwise lawful.

4.16         Insurance.

(a)          Schedule 4.16(a) lists all third party insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in their respective capacities as such) of each Company (the “Insurance Policies”) and sets forth, by year, for the current and preceding policy year:

30

(i)          a description of the policy by insurer, policy number, type of insurance, period of coverage, coverage limits, expiration dates, annual premiums, and a general description of the type of coverage provided;

(ii)         a summary of the loss experience under each policy; and

(iii)        a statement describing each claim under an insurance policy for an amount in excess of $20,000, which sets forth the name of the policy, the claimant, the amount and a brief description of the claim.

(b)          The Companies and the Stockholders have delivered to Buyer copies of all Insurance Policies. There is no claim pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies. No Insurance Policy will terminate or lapse by reason of any of the transactions contemplated by this Agreement. All Insurance Policies are in full force and effect. All premiums due and payable under all such policies and bonds have been paid, and each Company is otherwise in compliance in all material respects with the terms of such policies and bonds. There are no historical gaps in coverage under any Insurance Policy and coverage limits under Insurance Policy have not been exhausted or significantly diminished. No Insurance Policy will be modified or cancelled prior to the Closing. To the Sellers’ Knowledge, there is no threatened termination of, or material premium increase with respect to, any Insurance Policy. Since January 1, 2008, no Company has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Insurance Policies and arrangements identified in this Section 4.16 and the corresponding Schedules hereto are sufficient for compliance with all requirements of Law and the terms of Contracts to which each Company is a party or by which it is bound.

31

4.17         Personnel.

(a)          A complete and accurate list setting forth the name, title, 2012 salary, bonus and other compensation amount, 2013 and 2014 projected salary, bonus and other compensation amount and vacation/sick days for all current employees of each Company has been delivered by the Companies and the Stockholders to Buyer and is set forth on Schedule 4.17(a)(i). Except to the extent set forth on Schedule 4.17(a)(ii), (i) no work stoppage or labor strike against any Company is pending or, to the Sellers’ Knowledge, threatened, (ii) no Company knows of any activities or proceedings of any labor union to organize any employees, (iii) there are no Actions, labor disputes, grievances or investigations pending or, to the Sellers’ Knowledge, threatened relating to any labor, safety or discrimination matters involving any employee (other than worker’s compensation claims in the ordinary course), including charges of unfair labor practices or discrimination complaints, (iv) since January 1, 2008, no Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, (v) no Company is currently, nor has it been at any time since January 1, 2008 (A) a party to, or bound by, any collective bargaining agreement or union Contract and no collective bargaining agreement is being negotiated by any Company, or (B) subject to any lock-out, strike, slowdown, work stoppage or, to the Sellers’ Knowledge, threats thereof by any of its employees, (vi) there is no employment agreement, employee benefit or incentive compensation plan or program, severance policy or program or any other plan or program to which any Company is a party (A) that will be triggered or accelerated by reason of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or (B) which contains “change in control” provisions pursuant to which the payment, vesting or funding of compensation or benefits is triggered or accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement, and (vii) no existing employee or consultant whose annual salary is in excess of $50,000 (exclusive of bonuses) has given notice to any Company to cancel or otherwise terminate such person’s relationship with any Company.

(b)          No Company is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth on Schedule 4.17(b), there are no pending or, to the Sellers’ Knowledge, threatened Actions against any Company under any worker’s compensation policy. Each Company has complied in all material respects with all the provisions of its employee handbook.

(c)          Each Company has obtained a completed Employment Eligibility Verification Form I-9 (“I-9 Form”) from each of its current and former employees (each, an “Employee”) and each Company has completed the employer section(s) of the I-9 Form of each Employee, in accordance with applicable Law. To the Sellers’ Knowledge, each Employee is, or at the time of his or her retention by any Company, was, eligible to work in the United States under applicable Law. Each Company is, and, at all times during the most recent ten (10) year period, has been in compliance with all Laws pertaining to the completion and maintenance of I-9 Forms for its Employees, including but not limited to all applicable retention requirements.

(d)          No Company is restricted, directly or indirectly, by any Contract from conducting the Business anywhere in the world. Except as may be provided in this Agreement, no Company is restricted by Contract or otherwise from terminating its employees or amending its benefits, and any such termination or amendment of benefits shall not require any severance or other payments. All vacation and sick pay has been fully accrued as a liability.

(e)          Schedule 4.17(e) sets forth a list of all Employees who currently receive severance or similar payments from any Company and the dollar amount and other terms of such severance or similar payment; and any employee to whom severance or similar payments may, as a result of a contractual, statutory or other obligation of any Company, become payable and a good faith estimate the dollar amount of such payment.

32

4.18         Environmental Matters.

(a)          Each Company and the Real Property are in material compliance, and, at all times during the most recent ten (10) year period have been in compliance, in all material respects with all Environmental Laws applicable to the Business and operations of the Business and the Real Property.

(b)          No Company has Released any Hazardous Material at the Real Property, or at any real property formerly owned or operated by any Company, or a Predecessor, or to which any of them has transported or arranged for the transportation of Hazardous Materials, that could result in material Liability to any Company pursuant to any Environmental Law.

(c)          No Company has received any written notice, demand letter or complaint or claim under or relating to any Environmental Law.

(d)          There currently are effective all Material Permits required under any Environmental Law that are necessary for each Company’s activities and operations at the Real Property; all such Permits are in good standing with no pending violations, and each Company has timely submitted any applications necessary for the renewal or extension of all such Material Permits.

(e)          The Companies and the Stockholders have delivered to Buyer true and accurate copies of all environmental reports, studies, assessments (including Phase I reports, Phase II reports and environmental assessments), documents and correspondence in its possession or available to it and any documents relating to any violation of or liability under Environmental Laws.

(f)          Hazardous Substances have not been sent or arranged to be sent by any Company or anyone associated with the Business to a site that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List (as defined in CERCLA) or any similar federal, state or foreign list of sites evidencing significant levels of Hazardous Substances or contamination and/or requiring remediation.

4.19         Customers and Suppliers.

(a)          Schedule 4.19(a)(i) sets forth a list of the ten (10) largest customers of the Business, as measured by revenue, for each of fiscal year 2011, fiscal year 2012 and the ten (10) months ended October 31, 2013, showing the approximate aggregate total receipts by each Company for each such customer during such period (“Material Customers”). Except as set forth on Schedule 4.19(a)(ii), all Material Customers continue to be customers of the Business and no Company has received written or, to the Sellers’ Knowledge, oral notice that any Material Customer intends to terminate its business relationship with any Company or to cease to purchase or adversely change in a significant manner the quantity purchased from any Company of any products or services.

33

(b)          Schedule 4.19(b) sets forth a list of the ten (10) largest suppliers of the Business, as measured by costs, for each of fiscal year 2012 and the ten (10) months ended October 31, 2013, showing the approximate aggregate total expenditures by each Company for each such supplier during such period (“Material Suppliers”). No Company has received written, or, to the Sellers’ Knowledge, oral notice that any Material Supplier intends to terminate its business relationship with any Company or to cease to supply or adversely change in a significant manner its price or terms to any Company of any products or services.

(c)          Within the last twelve (12) months (i) there has been no material adverse change in the relationships of any Company with its (A) Material Suppliers, or (B) Material Customers, and (ii) there has been no incentive or other benefits, time sensitive or otherwise, offered to any distributor or other customer by or on behalf of any Company to induce them to purchase inventory or services in excess of the amounts they would purchase in the ordinary course in the absence of any such incentives or benefits.

4.20         Accounts Receivable. All Accounts Receivable of each Company reflected on the Interim Balance Sheet and those otherwise reflected in the books of each Company after the date of the Interim Balance Sheet represent bona fide transactions made in the ordinary course of business of each Company consistent with past practice and will be fully collected at their recorded amounts net of reserves for non-collectability reflected in the Interim Balance Sheet. The aggregate amount of any counter-claims, defenses or offsetting claims that are pending or have been threatened in writing with respect to the Accounts Receivable of each Company reflected on the Interim Balance Sheet does not exceed the aggregate amount of the reserves therefor reflected on the Interim Balance Sheet. All of the Accounts Receivable of each Company relate solely to sales of goods or services to the customers of such Company, none of whom are Affiliates of any Company. All rebates receivable from vendors of any Company and reflected on the Interim Balance Sheet have been, and all rebates receivable from vendors of any Company generated subsequent to the date of the Interim Balance Sheet have been, booked in connection with actual purchases of product in the ordinary course of business consistent with past practice and will be fully collected at their recorded amounts net of reserves for non-collectability reflected in the Financial Statements. Schedule 4.20 contains a complete and accurate aging report of each Company’s Accounts Receivable (separated on a Company-by-Company basis) as of a recent date. Each Account Receivable of each Company constitutes its valid claim for the full amount against the account debtor free and clear of all Liens, subject to the allowance for doubtful accounts. No Account Receivable is the subject of any outstanding dispute, asserted right of setoff or other claim, subject to the allowance for doubtful accounts.

4.21         Related Party Transactions. No officer, director, manager or holder of greater than ten percent (10%) of any shares of capital stock, LLC Interest or other equity interest of any Company (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity controlled by any such Person) has, directly or indirectly, (a) any economic interest in any Person (other than passive investments that do not involve any participation in the management or affairs of such Person) that has engaged in competition with any Company, (b) any economic interest in any Person (other than passive investments that do not involve participation in the management or affairs of such Person) that purchases from or sells or furnishes to any Company any services or products, or (c) a beneficial interest in any Contract to which any Company is a party, except in the case of clause (c) in any such Person’s capacity as an officer, director, employee or holder of the capital stock of any Company. Schedule 4.21 lists all loans currently outstanding from or to each Company to or by any Employee.

34

4.22         Books and Records. The books of account and other financial records of each Company and the Business have been made available to Buyer and are complete and correct in all material respects.

4.23         Product Liability and Warranty.

(a)          Except as set forth on Schedule 4.23(a)(i), other than warranties set forth in the Standard Warranty or other warranties required by applicable Law, no Product is subject to any guaranty or warranty given by any Company. (i) No Company has Liability arising out of any injury to any Person or property as a result of the ownership, possession or use of any Product; (ii) there are no citations or decisions by any Governmental Authority stating that any Product is defective or unsafe or fails to meet any applicable safety standards promulgated by any Governmental Authority; (iii) no Company has material Liability arising out of any injury to any individual or property as a result of the ownership, possession, or use of any product designed, distributed, sold, leased, delivered or placed into the stream of commerce by any Company; (iv) there is no alleged or actual defect or hazard in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any Product; and (v) except as set forth on Schedule 4.23(a)(ii), there has not been any occurrence involving any product recall, rework or retrofit relating to any Product. Each Company maintains procedures for the removal of Products from its Inventory should it be notified of those conditions described in Section 4.23(a)(iii).

(b)          No Company has been denied product liability insurance coverage for the past ten (10) years.

4.24         Undisclosed Liabilities. No Company has any Liabilities (including without limitation any minimum purchasing obligations which have not been fulfilled) of a nature that would appear on a balance sheet prepared in accordance with GAAP, except those Liabilities: (a) reflected on the Interim Balance Sheet; (b) incurred since such date in the ordinary course of business consistent with past practice, which are of the same general nature and amount with past practice; or (c) incurred in connection with this Agreement.

35

4.25         Certain Business Practices. No Company, and to the Sellers’ Knowledge, none of its stockholders, members, officers, directors, managers, employees representatives or agents, has offered, promised, authorized or made, directly or indirectly, any unlawful payments to any domestic or foreign governmental official, including any official of an entity owned or controlled by a domestic or foreign government, political party or official thereof or any candidate for political office, with the intent or purpose of: (a) influencing any act or decision of such official in his or her official capacity; (b) inducing such official to do or omit to do any act in violation of the lawful duty of such official; (c) receiving an improper advantage; or (d) inducing such official to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority; in any case in order to assist any Company in obtaining or retaining business for or with, or directing business to, any Person.

4.26         Bank Accounts. All of the bank accounts of each Company and Persons with signing authority for such bank accounts are listed on Schedule 4.26. There are no outstanding powers of attorney executed on behalf of any Company.

4.27         No Brokers. Except for J.J.B. Hilliard, W.L. Lyons, LLC, whose fees and expenses shall be Selling Expenses, no broker, finder or similar agent has been employed by or on behalf of any Company or any Stockholder, and no Person with which any Company or any Stockholder has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.28         No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Schedules) and the Related Documents, neither the Companies nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives including the Confidential Information Memorandum prepared by J.J.B. Hilliard, W.L. Lyons, LLC dated June 2013 and any information, documents or material delivered to Buyer or made available to Buyer in the Companies’ data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Companies and the Stockholders as follows:

5.1           Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Buyer and would not otherwise adversely affect the ability of Buyer to consummate the transactions contemplated herein or comply with any of the provisions hereof.

36

5.2           Authorization, Validity and Effect. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Related Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly executed and delivered by Buyer pursuant to all necessary authorization and are or, when executed and delivered will be, the legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

5.3           No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.4           Solvency. Immediately after the Closing, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Companies. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.5           Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Companies for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Companies set forth in this Agreement (including related Schedules) and the Related Documents; and (b) neither the Companies nor any other Person has made any representation or warranty as to the Companies, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related Schedules).

37

5.6           No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement or any Related Document by Buyer, nor the consummation by Buyer of the transactions contemplated herein or therein, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or require any Consent under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Buyer, pursuant to any contract to which it is a party or by which it or any of its properties or assets is subject, or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets.

(b)          No Consent is required to be obtained by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement or any Related Document.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1           Interim Operations of the Companies. Prior to the Closing Date or the earlier termination of this Agreement, except as may be set forth on Schedule 6.1 or as may be specifically contemplated by this Agreement: (a) each Company shall, and the Stockholders shall cause the Companies to, conduct the Business solely in the ordinary course of business consistent with past practice; (b) the Companies and the Stockholders shall use commercially reasonable efforts to (i) preserve intact each Company’s present business organizations, (ii) keep available the services of each Company’s present officers, managers and employees and agents, and (iii) preserve each Company’s relationships with customers, suppliers and others having business dealings with it; and (c) except as otherwise expressly contemplated by this Agreement, each Company shall, and the Stockholders shall cause the Companies to (i) manage its financial matters and Working Capital in the ordinary course of business consistent with past practices, and (ii) pay or perform other obligations when due in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, unless Buyer has previously consented in writing, each Company shall not, and the Stockholders shall not permit any Company to:

(a)          incur any indebtedness for borrowed money or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice under lines of credit existing on the Agreement Date or other indebtedness to be paid off at or prior to Closing;

(b)          except in the ordinary course of business consistent with past practice, (i) acquire or dispose of any property or assets, (ii) mortgage or encumber or otherwise subject to any Lien any properties or assets (other than Permitted Liens), or (iii) cancel or waive any debts owed to or claims or rights held by any Company;

(c)          (i) other than in the ordinary course of business consistent with past practice, enter into, modify, amend or, except upon a counter-party’s breach thereof, terminate any Material Contract, or (ii) default in the performance of any material covenant under any Material Contract, which default is not cured within any applicable grace period;

38

(d)          engage in any transactions with, or enter into any Contracts with, any Affiliates of any Company, except to the extent required by Law;

(e)          change its fiscal year-end inventory, shipping operations or cut-off procedures;

(f)          effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of any Company;

(g)          make capital expenditures in excess of the amounts set forth in the budget contained in Schedule 6.1(g);

(h)          cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee without obtaining substantially comparable substitute insurance coverage;

(i)          acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(j)          increase the rate of compensation or benefits of, or pay or agree to pay any benefit to (including, but not limited to, severance or termination pay), present or former managers, directors, officers, employees or consultants, except as may be required by any existing plan, agreement or arrangement disclosed to Buyer on Schedule 6.1(j);

(k)          enter into, adopt, amend or terminate any agreement relating to the compensation or severance of any employee or consultant of any of any Company other than in the ordinary course of business consistent with past practice, except to the extent required by Law or any existing Contracts;

(l)          make any change to its accounting (including Tax accounting) methods, principles or practices;

(m)          amend its certificate of incorporation or by-laws or certificate of formation or operating agreement (or equivalent organizational documents);

(n)          except as set forth on Schedule 6.1(n), declare or pay any dividends or distributions or repurchase any shares of capital stock, LLC Interests or other equity interests;

(o)          issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of any Company or split, combine or subdivide the capital stock or other equity interests of any Company;

39

(p)          take any action that would reasonably be expected to, or fail to take any action that if not taken would reasonably be expected to, result in the occurrence of any event that, if such event had occurred subsequent to the 2012 Balance Sheet date and prior to the Agreement Date or the Closing Date, would have been required to have been disclosed on Schedule 4.6; or

(q)          make or grant any bonus or any wage or salary increase to any employee or group of employees, or make or grant any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement (in each case, other than in the ordinary course of business consistent with past practice) or as required pursuant to the terms of existing agreements or commitments;

(r)          change any Tax elections, amend any Tax returns, change the past practice or reporting position in filing any Tax Returns, or settle any Tax controversies or audits; and

(s)          take any action that is intended or may reasonably be expected to result in any of the representations and warranties set forth in Article III being or becoming untrue in any material respect; or

(t)          agree to take any of the actions described in sub-clauses (a) through (s) above.

6.2           Access. From the Agreement Date until the Closing Date or the earlier termination of this Agreement, and subject to applicable Law, each Company shall, and the Stockholders shall cause each Company to, (a) give Buyer and its representatives, upon reasonable notice to the Seller Representative, reasonable access, during normal business hours, to the assets, properties, books, records, agreements and employees of each Company, and (b) afford Buyer reasonable access to each Company’s officers, managers and advisors (including, without limitation, its auditors, accountants, consultants, agents, attorneys and financial and other advisors) with respect to such financial, Tax, and other operating data and other information relating to each Company as Buyer may from time to time reasonably request, during normal business hours, and for reasonable periods of time individually and collectively; it being understood and agreed that no Company shall be required to disclose or provide information related to the transactions contemplated hereby that is subject to attorney-client privilege.

6.3           Publicity. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system, no party may issue any press release or other public announcement prior to the Closing Date relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval shall not be unreasonably withheld or delayed) of the other parties hereto.

40

6.4           Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and use commercially reasonable efforts to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement and to use reasonable commercial efforts to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) obtaining all of the necessary actions or nonactions and Consents from Governmental Authorities and the making of all filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action, investigation or proceeding by, any Governmental Authority, (b) at the Companies or the Stockholders’ sole expense (which expense shall be considered Selling Expenses hereunder), obtaining the Consents from third parties identified on Schedule 6.4, (c) the defending of any Actions and investigations, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Related Documents.

6.5           Notice of Events.

(a)          From the Agreement Date until the Closing or the earlier termination of this Agreement, the Companies and the Stockholders shall promptly notify Buyer in writing if after the Agreement Date, any event occurs, or fails to occur, that has caused or would be reasonably likely to cause (i) any representation or warranty contained in this Agreement or in any Schedule hereto to be untrue or inaccurate as of the Closing Date, or (ii) any material failure on the part of any Company or Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him hereunder. Each such notice shall specify in reasonable detail the relevant facts relating to any such event or failure.

(b)          In the event any Company and/or any Stockholder notifies Buyer of any such event or failure but the conditions set forth in Section 7.3(a) will still be satisfied, the delivery of any such notice shall be not deemed to have cured any misrepresentation or breach of warranty to the extent so identified and, from and after the Closing Date, each Buyer Indemnitee shall have all claims for indemnification in respect thereof to the extent available under Article IX.

(c)          In the event any Company and/or any Stockholder notifies Buyer of any such event or failure that would cause the conditions set forth in Section 7.3(a) not to be satisfied and Buyer does not exercise its right to terminate this Agreement on such basis, the delivery of any such notice shall be deemed to have cured any misrepresentation or breach of warranty to the extent so identified and, from and after the Closing Date, no Buyer Indemnitee shall have any claim for indemnification in respect thereof.

41

6.6           Assistance with Financing. Each Company shall, and the Stockholders shall cause each Company to, provide reasonable assistance to Buyer in its efforts to arrange for the equity and debt financing necessary to consummate the transactions contemplated hereby, including without limitation, (a) facilitating customary due diligence, (b) making senior officers and manager(s) of the Companies reasonably available to meet with prospective lenders, (c) executing and delivering, on behalf of each Company, all notices, documents or certificates (including certificates of no change with respect to surveys) reasonably required in connection with such financing.

6.7           No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article VIII, neither any Company, nor any of the Stockholders shall, and the Stockholders shall cause each Company and all representatives of them not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with or provide any information to any Person (other than Buyer) relating to any transaction involving the sale of the business or assets of any Company, or any of the capital stock or LLC Interests of any Company, or any merger, consolidation, business combination or similar transaction involving any Company.

6.8           Monthly Financial Statements. During the period prior to the Closing Date or the earlier termination of this Agreement, within fifteen (15) Business Days after the end of each calendar month, the Companies and the Stockholder shall deliver to Buyer an unaudited consolidated balance sheet and summary results of operations for such calendar month and for the fiscal year to date for the Companies, which shall be prepared in accordance with the Companies’ internal accounting standards and procedures consistent with the standards and procedures used in preparation of the Interim Financial Statements.

6.9           Tax Matters.

(a)          All transfer, documentary, sales, bulk sales, use, stamp, recording, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Companies and the Stockholders when due, and the Companies, the Stockholders and Buyer, as required by applicable Law, shall each at their own expense file all necessary Tax Returns and other documentation with respect to all such Taxes and fees. Each party shall cooperate with the other party in the execution and filing of such Tax Returns. This Section 6.9(a) shall survive Closing.

(b)          Except for the Commonwealth of Kentucky tax dispute listed on Schedule 4.7(c) (which, for the avoidance of doubt, constitutes an Excluded Liability), the Companies shall not, prior to the Closing Date, make or change any Tax election, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement or settle any Tax claim or assessment.

42

(c)          The cost and benefits, including Tax benefits, of payments made to management of the Companies with respect to the period of time prior to the Closing and any accelerated depreciation or other Tax benefits available for capital equipment purchased prior to the Closing shall inure to benefit of the Companies.

6.10         Non Assigned Contracts. In the event and to the extent a Company is not able to obtain any third party consent required to transfer and assign in full to Buyer any and all of its rights, title and interest in and to any Contract (other than a Contract that is an Excluded Asset or an Excluded Liability) (a “Non-Assigned Contract”), notwithstanding the provisions of Section 2.1, and Buyer does not exercise its right to terminate this Agreement, such non-assignment shall not constitute a breach of this Agreement (but may constitute a failure of a condition) and shall not constitute a transfer and assignment of such Non-Assigned Contract, and such Company shall hold such Non-Assigned Contract in trust for the benefit of Buyer pending such time as the Non-Assigned Contract can be transferred to Buyer; provided, however, that until such Non-Assigned Contract is assigned to Buyer and if such Company is otherwise in material compliance with this Section 6.10 (including by providing the benefits of such Non-Assigned Contract to Buyer in accordance with this Section 6.10), then Buyer shall be responsible for causing the performance in all material respects of all obligations of such Company under such Non-Assigned Contract, including payment obligations to the extent Buyer shall be notified reasonably in advance thereof. Such Company, without further consideration therefor from Buyer, shall pay, assign and remit to Buyer immediately after receipt thereof all monies, rights and other consideration or payments received in respect of any such Non-Assigned Contract. Following the Closing, such Company shall manage such Non-Assigned Contract as reasonably directed by Buyer. Such Company shall use its reasonable best efforts to obtain any required third party consents and assign and transfer in full all of its right, title and interest in and to each Non-Assigned Contract as soon as practicable after the Closing. Upon the receipt of any such consent, such Company shall promptly assign and transfer all of its right, title and interest in and to such Non-Assigned Contract to Buyer in full, without payment of further consideration by Buyer, and Buyer shall assume such Non-Assigned Contract (to the extent required under this Agreement with respect to any Assumed Liability) and receive all such right, title and interest in and to such Non-Assigned Contract.

6.11         Name Change. Each of the Companies agrees to file, and the Stockholders shall cause the Companies to file, immediately after the Closing, a certificate of amendment to the certificate of incorporation or certificate of formation of such Company changing the name of such Company to a name not containing “PrescoTech,” “Presco” or any derivative of the foregoing. Further, the Companies and the Stockholders (and their respective Affiliates and immediate family members) agree not to use or cause to be used the names “PrescoTech,” “Presco” or any derivative of any of the foregoing, or any corporate or other names, trade names, expressions, corporate symbols, logos, service marks or trademarks incorporating, or derived from or substantially resembling any such terms in any form or for any purpose. This Section 6.11 shall survive the Closing. If Buyer uses checks, negotiable instruments, letters of credit, credit or debit cards, or other methods of payment that bear any of the former names of the Companies after assumption of the Companies’ bank accounts after the Closing, Buyer shall indemnify the Companies against any obligations to any parties evidenced thereby.

43

6.12         Insurance; Property. From the Agreement Date to the Closing Date, each Company shall maintain its existing Insurance Policies or obtain substantially similar coverage on presently insured property (real, personal, and mixed) owned or leased by such Company; and all such property shall be used, operated, maintained, and repaired in the ordinary course of business consistent with past practice.

6.13         Administration of Accounts. All payments and reimbursements received by any Company, any Stockholder or any of their respective Affiliates after the Closing Date from any third party in the name of such Company or otherwise, for the benefit of or in connection with the Business, shall be held by such recipient in trust for the benefit of Buyer. Immediately upon receipt of such payment or reimbursement, such recipient shall pay to Buyer the amount of such payment or reimbursement without right of set-off or reduction of any kind.

6.14         No Transactions with Affiliates. Without the prior written consent of Buyer from the Agreement Date to the Closing Date, no Company shall enter into any contract, agreement, arrangement or transaction between the Company and any of its Affiliates, any Stockholder (or each such Stockholder’s Affiliates), or any Employee of any Company, including employment contracts or collective bargaining agreements.

6.15         Assumption of Warranty and Related Customer Obligations. Buyer agrees to assume and to perform all warranty obligations arising out of or relating to the operation of the Companies’ business prior to Closing to the extent set forth in the Standard Warranty. Buyer also agrees that it shall be responsible for responding to and addressing any customer demands not covered by an express warranty obligation on the part of the Companies but nevertheless a demand or request that result in repair or replacement work by the Companies in the ordinary course of business. Buyer and the Companies acknowledge that Buyer shall be responsible for up to $25,000 of such expense (parts, supplies, inventory and labor) during the eighteen (18) month period after Closing. If Buyer’s expense exceeds $25,000, then the amount of such excess shall be paid out of the Escrow Account, without application of the limitations on indemnification set forth in Section 9.4 of this Agreement. Upon the expiration of the eighteen (18) month period after Closing, the obligation of the Companies and the Stockholders with respect to such warranty and customer obligations shall expire and Buyer shall perform and satisfy such warranty and customer obligations in the ordinary course. Buyer shall use its commercially reasonable efforts to mitigate any customer warranty claim. Warranty and customer related obligations assumed by Buyer pursuant to this Section 6.15 shall be referred to as collectively, as “Customer Liabilities”.

44

6.16         Employees and Employee Benefits.

(a)          Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by the Companies for its Business who are:

(i)          bargaining unit employees currently covered by a collective bargaining agreement or

(ii)         employed and actively working exclusively in the Companies business as currently conducted, excluding all others (including employees on temporary leave of absence, military leave, temporary disability, sick leave and worker’s compensation).

(b)          Employment of Active Employees by Buyer.

(i)          Buyer is not obligated to hire any Active Employee but may offer applications and interview all Active Employees who apply and intends, subject to such interview and hiring process, to make offers of employment to qualified employees. Buyer will provide the Companies with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Buyer shall conduct the interviews as expeditiously as possible prior to the Closing Date. Access shall be provided by the Companies upon reasonable prior notice during normal business hours. Effective immediately before the Closing, the Companies shall terminate the employment of all of its Hired Active Employees.

(ii)         It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this Section 6.16 shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is at will and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c)          Salaries and Benefits. Buyer will assume the Liabilities of the Companies with respect to pre-Closing compensation obligations to Active Employees solely to the extent included in the calculation of Working Capital, including any accrued wages and accrued vacation, sick pay, paid leave or time off from work and accrued self-insurance obligations, to the extent (and only to the extent) that such Liabilities are included as Current Liabilities in the computation of Closing Working Capital.

45

(d)          The Companies’ Retirement Plans. At the Closing, Buyer shall not assume any 401(k) Plan, Pension Plan or other retirement plan of any Company and, for the avoidance of doubt, all Liabilities arising therefrom or relating thereto shall constitute Excluded Liabilities.

(e)          Collective Bargaining Matters. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by Law. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing shall be the sole responsibility of Buyer.

(f)          General Employee Provisions. Each of the Companies and Buyer shall give any notices required by Law to be given by such party and take whatever other actions with respect to the plans, programs and policies described in this Section 6.16 as may be necessary to carry out the arrangements described in this Section 6.16. The Companies and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section.

ARTICLE VII

CONDITIONS TO CLOSING

7.1           Conditions to Obligations of the Parties. The respective obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the condition that there must not be in effect any Law or Order that prohibits the sale of the Purchased Assets to Buyer or the consummation of the transactions contemplated by this Agreement.

7.2           Conditions to Obligations of the Companies and the Stockholders. The obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:

(a)          The representations and warranties of Buyer set forth in Article V of this Agreement shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date as though made at such time (except that those representations and warranties that address matters only as of a particular date, other than the Agreement Date or the Closing Date, need only be true and correct in all material respects as of such date), except for representations and warranties containing a materiality qualification, which must be true and correct in all respects, in all cases without giving effect to any investigation of, updating or supplements to, or knowledge with respect to, the information contained in the Schedules attached hereto.

46

(b)          Buyer must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Since the Agreement Date, there must not have been commenced any Action by any third party or Governmental Authority or any Action threatened in writing by any third party or Governmental Authority seeking damages or other relief in connection with any of the transactions contemplated by this Agreement.

(d)          The Seller Representative must have received the items required by Section 3.3 of this Agreement.

7.3           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)          The representations and warranties of the Companies and the Stockholders set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date as though made at such time (except that those representations and warranties that address matters only as of a specified date, other than the Agreement Date or the Closing Date, need only be true and correct in all material respects as of such date), except for the representations and warranties containing a materiality qualification, which must be true in all respects, in all cases without giving effect to any investigation of, updating or supplements to, or knowledge with respect to, the information contained in the Schedules attached hereto and without giving effect to any information provided pursuant to Section 6.5(a).

(b)          The Companies and the Stockholders must have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)          Buyer must have received the items required by Section 3.2 of this Agreement.

(d)          Buyer shall have received the Consents set forth in Schedule 7.3(d), which Consents shall be in full force and effect.

(e)          Buyer shall have received a title policy covering the Owned Property in form and substance reasonably satisfactory to Buyer and at a reasonable cost.

(f)          Since the Agreement Date, there shall not have occurred, and the Companies, the Business and the Purchased Assets shall not have suffered, any event or events which have had, or would reasonably be expected to have, a Material Adverse Effect on any Company, the Business or the Purchased Assets.

47

(g)          Since the Agreement Date, there must not have been commenced any Action by any third party or Governmental Authority or any Action threatened in writing by any third party or Governmental Authority seeking damages or other relief in connection with any of the transactions contemplated by this Agreement.

(h)          As of the Closing, Key Employees shall have each remained substantially intact, including with respect to the absence of actual resignations not yet effective or threatened resignations.

(i)          The intercompany leases referred to on Schedule 4.9(b) shall have been terminated to the satisfaction of Buyer.

(j)          Buyer shall have received debt and equity financing in connection with the transactions contemplated by this Agreement on terms and conditions satisfactory to it in its sole discretion in an amount equal to or greater than the amount of $17,000,000.

(k)          Buyer shall have completed visits with four mutually agreed upon key customers of the Company, with the result of such visits satisfactory to Buyer in its reasonable discretion.

7.4           Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was to any extent caused by such party’s failure to comply with its obligations pursuant to this Agreement.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1           Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Buyer and the Seller Representative;

(b)          by Buyer or the Seller Representative, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to December 20, 2013 or such later date, if any, as Buyer and the Seller Representative agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) is not available to (i) Buyer, if Buyer’s failure to comply with its obligations under this Agreement results in or is the primary cause of the failure of the transactions contemplated by this Agreement to be consummated by such time, or (ii) the Seller Representative, if the failure to comply with the obligations under any provision of this Agreement by the Seller Representative, any Company or any Stockholder results in or is the primary cause of the failure of the transactions contemplated by this Agreement to be consummated by such time;

48

(c)          by Buyer or the Seller Representative, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) is not available to (i) Buyer, if Buyer’s failure to comply with its obligations under any provision of this Agreement results in or is the primary cause of such Order or Buyer is not then in compliance with its obligations under Section 6.4, and (ii) the Seller Representative, if failure to comply with the obligations under any provision of this Agreement by either the Seller Representative, any Company or any Stockholder results in or is the primary cause of such Order or such Person is not then in compliance with its obligations under Section 6.4;

(d)          by the Seller Representative, if Buyer (i) has breached any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and in the case of either (i) or (ii) above, such breach is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyer by the Termination Date; or

(e)          by Buyer, if any Company or any of the Stockholders (i) has breached any of its covenants or other agreements contained in this Agreement to be complied with by it, or him such that the closing conditions set forth in Section 7.3(b) would not be satisfied, or (ii) there exists a breach of any representation or warranty of any Company or any of the Stockholders contained in this Agreement such that the closing conditions set forth in Section 7.3(a) would not be satisfied, and in the case of either (i) or (ii) above, such breach is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by the Companies or the Stockholders by the Termination Date.

8.2           Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 by either Buyer and/or the Seller Representative, this Agreement shall become void and have no effect, without any liability or obligation on the part of the parties hereto, other than the provisions of Section 8.2 and Article X which shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liability for any breach by such party of this Agreement.

49

ARTICLE IX

REMEDIES

9.1           Survival. The representations, warranties, covenants and agreements of the Companies and the Stockholders, on the one hand, and Buyer, on the other hand, contained in this Agreement (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) shall survive the Closing Date to the extent specified below:

(a)          All covenants and agreements contained in this Agreement and the Related Documents (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof following the Closing Date shall survive the Closing Date in accordance with their terms; provided, however, the survival period for the parties’ indemnification obligations are as set forth in Section 9.4(c) below.

(b)          The representations and warranties contained in this Agreement and in the Related Documents (including the Schedules and Exhibits attached hereto and thereto and the certificates delivered pursuant hereto and thereto) shall survive the Closing Date until the date that is eighteen (18) months following the Closing Date (the “Representation Termination Date”), at which point such representations and warranties and any right to assert a claim for indemnification on account thereof terminate, it being understood and agreed that claims made within such period are not required to be resolved within such period; provided, however, that (i) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.8(a) (the “Excluded Representations”) shall survive the Closing and shall continue in full force and effect forever, (ii) the representations and warranties contained in Section 4.7 shall survive the Closing Date until the expiration of the applicable statutes of limitations, (iii) the representations and warranties contained in Section 4.18 shall survive the Closing Date until the sixth anniversary following the Closing Date, and (iv) to the extent any Related Document provides that the representations and warranties stated therein survive for a different period, then the survival provisions of the Related Document shall control as to such representations and warranties contained in such Related Document.

9.2           Indemnification by Buyer and Unique. Buyer and Unique, jointly and severally, shall indemnify, defend and hold harmless (a) each of the Companies and Stockholders and their respective successors and permitted assigns, and (b) the officers, directors, managers, members, partners, stockholders, owners, employees, agents and representatives of each of the foregoing, and their heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against, and shall pay to the Seller Indemnitees the amount of, any and all loss, Liability, damage or expense (including reasonable legal fees and expenses) (collectively, “Losses”) of the Seller Indemnitees arising from or in connection with (a) any breach of or inaccuracy in the representations and warranties of Buyer contained in this Agreement or any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto), as of the Agreement Date or the Closing Date (as though made at such time except that those representations and warranties that address matters only as of a particular date, other than the Agreement Date or the Closing Date, must be true and correct as of such date) (it being agreed that solely for the purposes of this Section 9.2, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” including, without limitation, the words “material”, “Material Adverse Effect” or any other materiality qualifications), and (b) any breach of the covenants or agreements of Buyer contained in this Agreement or any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto).

50

9.3           Indemnification by the Companies and Stockholders. The Companies and the Stockholders, jointly and severally, shall indemnify, defend, and hold harmless Buyer, its Affiliates and their respective successors and permitted assigns, and the officers, directors, managers, members, partners, stockholders, owners, employees, agents and representatives of each of the foregoing, and their heirs and personal representatives (collectively, the “Buyer Indemnitees”), from and against, and shall pay to the Buyer Indemnitees the amount of, any and all Losses of the Buyer Indemnitees arising from or in connection with: (a) any breach of or inaccuracy in the representations and warranties of any Company and/or any Stockholder contained in this Agreement or in any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto) as of the Agreement Date or the Closing Date (as though made at such time except that those representations and warranties that address matters only as of a particular date, other than the Agreement Date or the Closing Date, must be true and correct as of such date ) (it being agreed that solely for the purposes of this Section 9.3, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” including, without limitation, the words “material”, “Material Adverse Effect” or any other materiality qualifications); (b) any breach of the covenants or agreements of any Company or any Stockholder contained in this Agreement or any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto); (c) all Excluded Liabilities; (d) all Indemnifiable Claims and Indemnifiable Liabilities; and (e) non-compliance with any applicable bulk sales law.

9.4           Limitations on Indemnification Payments to the Buyer Indemnitees. Notwithstanding anything herein to the contrary, the right of Buyer Indemnitees to indemnification is limited as follows:

(a)          The Buyer Indemnitees shall be entitled to indemnification pursuant to Section 9.3(a) if and only if the aggregate amount of all indemnifiable claims pursuant to Section 9.3(a) exceeds $200,000 (the “Basket”) and, in such event, indemnification shall be made by the Companies and Stockholders for all corresponding Losses in excess of the Basket; provided, however, that the Basket shall not apply to Losses incurred by Buyer Indemnitees based upon any breach of or inaccuracy in any of the Excluded Representations, Section 4.7 or Section 4.18.

51

(b)          The aggregate maximum liability of the Companies and the Stockholders (inclusive of amounts recovered by the Buyer Indemnitees from the Escrow Account) for indemnification pursuant to Section 9.3(a) shall be $2,000,000 (the “Cap”); provided, however, that the Cap shall not apply to Losses incurred by Buyer Indemnitees based upon any breach of or inaccuracy in any of the Excluded Representations, Section 4.7 or Section 4.18, with respect to which the aggregate maximum liability of the Companies and the Stockholders shall be $16,000,000.

(c)          Regardless of whether any claim could have been and/or is successfully or unsuccessfully brought under Section 9.3(a), (i) the obligations of the Companies and Stockholders to indemnify, defend and hold harmless pursuant to Section 9.3 (other than Section 9.3(a)) are not limited as to time, (ii) the obligations of the Companies and the Stockholders to indemnify, defend and hold harmless pursuant to Section 9.3 (other than Section 9.3(a)) are not reduced by or subject to the Basket, and (iii) Losses for which an indemnification right exists pursuant to Section 9.3 (other than Section 9.3(a)) shall not be included when computing, and shall not be subject to, the Cap.

9.5           Limitations on Indemnification Payments to the Seller Indemnitees. Notwithstanding anything in this Agreement to the contrary, the right of Seller Indemnitees to indemnification is limited as follows:

(a)          The Seller Indemnitees shall be entitled to indemnification pursuant to Section 9.2(a) if and only if the aggregate amount of all indemnifiable claims pursuant to Section 9.2(a) exceeds the Basket and, in such event, indemnification shall be made by Buyer for all corresponding Losses in excess of the Basket.

(b)          The amount of any Losses for which Buyer is required to indemnify Seller Indemnitees pursuant to this Agreement shall be reduced by any realized Tax benefit of the Seller Indemnitees’ Taxes arising from the claim, loss or damage for which the indemnity is being paid.

(c)          The aggregate maximum liability of Buyer for indemnification pursuant to Section 9.2(a) shall be an amount equal to the Cap.

52

9.6           Procedures.

(a)          Notice of Losses by Seller Indemnitees. Subject to the limitations set forth in this Article IX, as soon as reasonably practicable after a Seller Indemnitee reasonably believes in good faith that he or it has, or based on facts or circumstances then in existence reasonably believes in good faith that he or it will have, a claim for indemnification under this Article IX (a “Seller Claim”), the Seller Representative shall give written notice thereof (a “Seller Claims Notice”) to Buyer. A Seller Claims Notice must describe a Seller Claim in reasonable detail, and indicate the amount (estimated, as necessary) of the Loss that has been or is reasonably expected to be suffered by the applicable Seller Indemnitee. No delay in or failure to give a Seller Claims Notice by the Seller Representative to Buyer pursuant to this Section 9.6(a) shall adversely affect the applicable Seller Indemnitee’s right to indemnification pursuant to this Agreement except to the extent Buyer is materially prejudiced thereby. Buyer shall respond to the Seller Representative (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that a Seller Claims Notice is received by Buyer. Any Claim Response must specify whether or not Buyer disputes Seller Claim described in Seller Claims Notice. If Buyer fails to give a Claim Response within the Response Period, Buyer shall be deemed not to dispute Seller Claim described in the related Seller Claims Notice. If Buyer elects not to dispute a Seller Claim described in a Seller Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Seller Claims Notice shall be conclusively deemed to be an obligation of Buyer, and Buyer shall pay, in cash, to the Seller Representative within five (5) days after the last day of the applicable Response Period the amount specified in Seller Claims Notice. If Buyer delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in Seller Claims Notice, Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute. If Buyer and the Seller Representative are able to reach agreement with respect to all or any portion of Losses, within thirty (30) days after the conclusion of the Response Period, the amount of Losses, if any, agreed upon shall conclusively be deemed an obligation of Buyer, and Buyer shall pay in cash to the Seller Representative within five (5) days of such agreement the amount of Losses so agreed upon. If Buyer and the Seller Representative are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then either Buyer or the Seller Representative may commence an Action to seek resolution of such Seller Claim, subject to the limitations set forth in this Article IX.

(b)          Notice of Losses by Buyer Indemnitees. Subject to the limitations set forth in this Article IX, as soon as reasonably practicable after a Buyer Indemnitee reasonably believes in good faith that he, she or it has, or based on facts or circumstances then in existence reasonably believes in good faith that he, she or it will have, a claim for indemnification under this Article IX (a “Buyer Claim”), Buyer shall give written notice thereof (a “Buyer Claims Notice” and, together with a Seller Claims Notice, a “Notice”) to the Seller Representative. A Buyer Claims Notice must describe a Buyer Claim in reasonable detail and indicate the amount (estimated, as necessary) of the Loss that has been or is reasonably expected to be suffered by the applicable Buyer Indemnitee, all to the extent known. No delay in or failure to give a Buyer Claims Notice by Buyer to the Seller Representative pursuant to this Section 9.6(b) shall adversely affect the applicable Buyer Indemnitee’s right to indemnification pursuant to this Agreement except to the extent any of the Company or the Stockholders are materially prejudiced thereby. If Buyer has not received from the Seller Representative notice in writing that the Seller Representative objects to Buyer Claim (or the amount of Losses set forth in Buyer Claims Notice) asserted in such Buyer Claims Notice (a “Dispute Notice”) by the thirtieth (30th) day following receipt by the Seller Representative of Buyer Claims Notice (the “Dispute Period”), then the amount of Losses alleged in such Buyer Claims Notice shall be conclusively deemed to be a joint and several obligation of the Companies and the Stockholders, and Buyer and the Seller Representative shall instruct the Escrow Agent in writing to, and the Escrow Agent shall, pay to Buyer from the Escrow Account the amount of Losses specified in Buyer Claims Notice subject to the limitations contained in this Article IX. If (i) such Buyer Claims Notice is delivered to the Seller Representative after the Representation Termination Date with respect to claims which survive such date, or (ii) to the extent such Buyer Claims Notice contemplates Losses in excess of Escrow Funds then available in the Escrow Account (after giving effect to any other pending claims under this Article IX and after deduction from such amount of any pending or potential claims under Section 2.3), and if, during the Dispute Period, Buyer has not received from the Seller Representative a Dispute Notice, then the amount of Losses alleged in such Buyer Claims Notice in excess of amounts, if any, payable from Escrow Funds shall be deemed to be a joint and several obligation of the Companies and the Stockholders, and Buyer may recover such amount from the Companies and/or any or all Stockholders in the aggregate in cash, within five (5) days of Buyer’s request, subject to the limitations contained in this Article IX.

53

(c)          Resolution of Buyer Claims. If the Seller Representative delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute. If Buyer and the Seller Representative are able to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, and to the extent the amount of the Escrow Funds (after giving effect to any other pending claims under this Article IX and after deduction from such amount of any pending or potential claims under Section 2.3) equal or exceed the amount of the Losses agreed to be paid with respect to Buyer Claims Notice, then Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to pay to Buyer such amount from the Escrow Account. To the extent the amount of such agreed upon Losses exceeds the amount of the Escrow Funds (after giving effect to any other pending claims under this Article IX and after deduction from such amount of any pending or potential claims under Section 2.3) then available in the Escrow Account, then such excess shall be deemed to be a joint and several obligation of the Companies and each of the Stockholders, and Buyer may recover from any or all of the Companies and/or any Stockholders in the aggregate such excess amount in cash, within five (5) days of Buyer’s request, subject to the limitations set forth in this Article IX. If Buyer and the Seller Representative are unable to reach agreement within thirty (30) days after Buyer receives any Dispute Notice, then either Buyer or the Seller Representative (in the names and for the benefit of the Companies and the Stockholders, as applicable) may commence an Action to seek resolution of such Buyer Claim, and to be paid amounts due hereunder, as provided herein, subject to the limitations set forth in this Article IX. For all purposes of this Article IX, Buyer and the Seller Representative shall cooperate with and make available to the other party and its representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

54

(d)          Opportunity to Defend Third Party Claims. In the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder, the Seller Representative, if indemnification of Buyer Indemnitees is available, or Buyer, if indemnification of Seller Indemnitees is available (each an “Indemnifying Party”), has the right, exercisable by written notice to Buyer or the Seller Representative, as applicable, within sixty (60) days of receipt of a Notice from Buyer or the Seller Representative, as applicable, to assume and conduct the defense of such claim (in the names of, and for the benefit of, the Indemnified Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not be permitted to assume or conduct the defense of any claim if the Indemnified Party is also a party to the Action, there is a conflict of interest between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such claims such that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, and the Indemnified Party shall have determined in good faith that such different or additional defenses would make it inappropriate for the Indemnifying Party to assume or conduct the defense of such claim. Notwithstanding the foregoing, if an Indemnified Party reasonably determines in good faith that there is a reasonable probability that an Action to defend a third party claim may adversely affect him, her or its or his, her or its Affiliates other than as a result of monetary damages for which he, she or it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the right to defend, compromise or settle such Action, but the Indemnifying Party shall not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld), and the Indemnifying Party shall be entitled, at the Indemnifying Party’s cost and expense, to participate in the defense of the third party claim. If the Indemnifying Party has assumed such defense as provided in this Section 9.6(d), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such claim; provided, that if there is a conflict of interest between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such claims such that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, and the Indemnified Party shall have determined in good faith that such different or additional defenses would make it inappropriate for one counsel to represent both parties, the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to retain one firm of separate counsel of his, her or its own choosing (along with any required local counsel) to participate in the defense of the third party claim. If the Indemnifying Party elects to assume the defense of a claim, the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 9.6(d) within fourteen (14) days after delivery of a Buyer Claims Notice in connection with any such claim, the Indemnified Party may defend such claim at the sole cost of the Indemnifying Party. The Indemnified Party shall not consent to a settlement of any such claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). Except with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim, shall consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief adversely affecting the Indemnified Party, (ii) includes a finding or admission of a violation of Law or the rights of any third party or which would otherwise form the basis of liability to any third party or (iii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In any such third party claim, the party responsible for the defense of such claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, without limitation, all settlement negotiations and offers.

55

(e)          Releases from the Escrow Account. The funds held under the Escrow Agreement shall be released in accordance with the terms and subject to the conditions set forth in the Escrow Agreement.

9.7           Effect of Investigations and Knowledge.

(a)          Notwithstanding any investigation or other review conducted or capable of being conducted, or any information received or knowledge obtained or capable of being obtained, prior to and/or after the execution of this Agreement or the Closing Date, from or by or on behalf of any party or other Person, except to the extent set forth in Section 6.5(c), (i) all representations and warranties made by each party in this Agreement or in any Related Document shall survive the Closing, subject only to Section 9.1, and (ii) Buyer shall be entitled to rely upon the representations and warranties, covenants and other provisions set forth herein and therein.

(b)          Without limiting the generality of Section 9.7(a), except to the extent set forth in Section 6.5(c), the parties confirm and agree that any actual knowledge learned of any inaccuracy in any actual or deemed representation or of any breach or any actual or deemed warranty as of the Agreement Date and/or at any time thereafter to the Closing Date (whether by reason of any updating of information contained in the Schedules attached hereto or otherwise) shall not in any manner reduce, limit, impair or otherwise affect the right to indemnification under this Agreement. The preceding sentence shall apply whether or not the inaccuracy or breach and/or the facts relating thereto are disclosed orally or otherwise. Accordingly, no party shall have the right to assert or shall assert defenses such as estoppel, non-reliance and waiver, in connection with the matters described in Section 9.7(a) or in this Section 9.7(b), except to the extent provided in Section 6.5(c) hereof. Buyer’s knowledge as of the Agreement Date and/or the Closing Date shall not in any respect reduce, limit, impair or otherwise affect any of the rights of Buyer Indemnitees to be indemnified, defended and held harmless, pursuant to Sections 9.3(b) through (e).

(c)          If the Closing occurs then, for all purposes of this Article IX, the representations and warranties contained in (i) Article IV by the Companies and the Stockholders shall conclusively be deemed to have been made again at the Closing except that those representations and warranties that address matters only as of a particular date, other than the Agreement Date or the Closing Date, must be true and correct as of such date by them without any further writing, and (ii) in Article V, by Buyer shall conclusively be deemed to have been made again at the Closing by it without any further writing, in each case, except as set forth in Section 6.5(c), without giving effect to any disclosure made, orally or otherwise, with respect to any inaccuracy of breach of any actual or deemed representation or warranty

56

9.8           Additional Indemnification Provisions.

(a)          Each party’s obligation under this Agreement is unique. If any party should breach his or its covenants under this Agreement after Closing, the parties each acknowledge that it would be impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

(b)          All indemnification payments made pursuant to this Article IX shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.

(c)          Subject to Section 10.16, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX.

(d)          Payments by an Indemnifying Party pursuant to Article IX in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)          If any remediation or other cleanup (collectively, “Cleanup”) at any Real Property is required and the Companies and the Stockholders are responsible in whole or part therefor under this Article IX, then (i) such Cleanup shall be performed so as to minimize any suspension, interference or other disruption of Buyer’s operations (and any Losses relating to any such suspension, interference or other disruption of such operations, whether or not so minimized, shall also be indemnified by the Companies and the Stockholders), and (ii) Buyer shall have the right to approve the detailed plan to effect the Cleanup, such approval not to be unreasonably withheld, including the Persons who will perform the Cleanup, and the Cleanup shall not be initiated without Buyer’s prior written consent, provided that the Companies and the Stockholders shall have no obligation to effect any Cleanup beyond that required by Law except to the extent any Cleanup is also the subject of any representation or warranty hereunder.

57

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1         Seller Representative.

(a)          The Seller Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the Companies and the Stockholders. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Company and Stockholder and its or his successors and assigns, to (i) interpret the terms and provisions of this Agreement and the Related Documents, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Related Documents, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to, negotiate, enter into settlements and compromises of such claims, assume the defense of claims, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) make any payment or pay any expenses under or in connection with this Agreement and any Related Document, (vi) give and receive notices and communications, (vii) authorize delivery to any Buyer Indemnitee of the Escrow Funds or any portion thereof, (viii) object to such deliveries, (ix) distribute the Escrow Funds and any earnings and proceeds thereon, and (x) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Companies and the Stockholders in connection with this Agreement and the Escrow Agreement, including, without limitation, entering into amendments hereof and thereof.

(b)          The Seller Representative shall not be liable to the Companies or Stockholders for any act done or omitted under this Agreement as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(c)          From and after the Closing Date, Buyer and the Escrow Agent shall be entitled to deal exclusively with the Seller Representative on all matters pertaining to the rights and obligations of the Companies and the Stockholders under this Agreement and the Escrow Agreement. A decision, act, consent or instruction of the Seller Representative constitutes a decision of all the Companies and the Stockholders. Such decision, act, consent or instruction is final, binding and conclusive upon each Stockholder and Seller and Buyer and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Seller Representative for all purposes of this Agreement and the Escrow Agreement. Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Companies and the Stockholders for all purposes of this Agreement and the Escrow Agreement. If the Seller Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, then the Stockholders (including the Seller Representative) by majority vote shall promptly appoint a successor to the Seller Representative. In addition, the Companies and the Stockholders (including the Seller Representative) may replace the Seller Representative from time to time pursuant to a written consent executed by both Stockholders. Any successor to the Seller Representative shall become the “Seller Representative” for all purposes under this Agreement, effective upon written notice given to Buyer and the other parties hereto.

58

10.2         Expenses. Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of the Companies, the Stockholders or the Seller Representative, by the Companies, and in the case of Buyer, by Buyer.

10.3         Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, and neither this Agreement nor any rights or obligations hereunder are assignable by any party without the prior written consent of the other parties hereto. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.4         Third Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and, for purposes of Article IX, the Seller Indemnitees and the Buyer Indemnitees.

10.5         Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and sent by e-mail, delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Buyer:

Unique Fabricating Incorporated

Standard Parkway

Auburn Hills, MI 48326

E-mail: jweinhardt@uniquefab.com

Attention: Mr. John Weinhardt

with a copy to:

Taglich Private Equity LLC

275 Madison Avenue, Suite 1618

New York, NY 10016

E-mail: richard@baum.com

Attention: Mr. Richard L. Baum, Jr.

59

and with a copy to:

Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, New Jersey 07102

E-mail: irosenberg@sillscummis.com

Attention: Ira A. Rosenberg, Esq.

If to any Company or any Stockholder:

c/o PrescoTech Holdings, Inc.

1001 West Oak Street

Louisville, Kentucky 40201

E-mail: khsz@bellsouth.net

Attention: Matthew T. Schoen

with a copy to:

Frost Brown Todd LLC

400 West Market Street

32nd Floor

Louisville, Kentucky 40202

E-mail: sdolson@fbtlaw.com

Attention: Scott W. Dolson

If to the Seller Representative:

c/o PrescoTech Holdings, Inc.

1001 West Oak Street

Louisville, Kentucky 40201

E-mail: khsz@bellsouth.net

Attention: Matthew T. Schoen

with a copy to:

Frost Brown Todd LLC

400 West Market Street

32nd Floor

Louisville, Kentucky 40202

E-mail: sdolson@fbtlaw.com

Attention: Scott W. Dolson

or to such other address with respect to a party as such party notifies the other in writing as above provided.

60

10.6         Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the other documents delivered by the parties in connection herewith contain the complete agreement between and among the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

10.7         Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

10.8         Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller Representative and Buyer.

10.9         Waiver. The Seller Representative and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) at any time at or prior to the Closing Date, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver shall be valid only if set forth in a writing signed by the Seller Representative and Buyer.

10.10         Governing Law; Forum.

(a)          This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

(b)          Any Action brought by any party or any of its Affiliates arising in whole or in part under or in connection with this Agreement or any Related Document may only be instituted in a federal or state court in the State of Delaware, and each party waives any claim or objection that it may now or hereafter have to the laying of venue of any such proceeding, and agrees not to assert that venue should properly lie in any other location.

(c)          Each party hereby (i) consents to service of process in any Action between or among the parties arising in whole or in part under or in connection with this Agreement or any Related Document in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.5 above, shall constitute good and valid service of process in any such Action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

61

10.11         Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.12         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.13         Schedules. Notwithstanding anything to the contrary in the Schedules to this Agreement or any cover page thereto, to the extent any one or more provisions in any Schedule conflicts with the provisions of this Agreement (including this Section 10.13) the provisions of this Section 10.13 and the other provisions of this Agreement shall control (including, without limitation, that no effect shall be given to any purported materiality or knowledge qualifications in any of the Schedules).

10.14         Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.15         Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties hereto in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection with this Agreement.

62

10.16         Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the breaching party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

10.17         Counterparts. This Agreement may be executed in any number of counterparts, and counterpart signature pages may be delivered by PDF format, each of which shall be deemed an original but all of which shall constitute but one instrument.

10.18         Confidentiality. From and after the Closing Date, the Companies and the Stockholders shall treat and hold as confidential, and not use or disclose any of the Confidential Information to any Person, except to pursue its or his rights under this Agreement or the Related Documents. In the event that any Company or any Stockholder is required by Law to disclose any Confidential Information, such Company or Stockholder shall notify Buyer promptly of the request or requirement so that Buyer may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 10.18. Upon the request and at the expense of Buyer, the Companies and the Stockholders shall assist Buyer in obtaining such protective order. If, in the absence of a protective order or the receipt of a waiver hereunder such Company or Stockholder is compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, such Company or Stockholder may disclose the Confidential Information to the Governmental Authority; provided, however, that such Company or Stockholder shall use commercially reasonable efforts to obtain, at the request, and at the expense, of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. As used herein, “Confidential Information” shall mean any nonpublic or confidential information relating to Buyer, its Affiliates, the Products, the Business or the Purchased Assets, except to the extent that such information shall have become public knowledge other than through improper disclosure by any Company or Stockholder.

63

IN WITNESS WHEREOF, Buyer, the Companies, the Stockholders and the Seller Representative have caused this Agreement to be executed as of the day first set forth above.

UNIQUE FABRICATING INCORPORATED

By:
Name: John Weinhardt
Title: President and CEO

UNIQUE-PRESCOTECH, INC.

By:
Name: John Weinhardt
Title: President

PRESCOTECH HOLDINGS, INC.

By:
Name:
Title:

PRESCOTECH INDUSTRIES, INC.

By:
Name:
Title:

PRESCOTECH REAL ESTATE HOLDINGS, LLC

By:
Name:
Title:

STOCKHOLDERS:

Matthew T. Schoen

Duane R. Youngren

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

The undersigned hereby agrees to serve as the Seller Representative in connection with (a) the Asset Purchase Agreement (the “Agreement”) dated December 18, 2013, by and among Unique Fabricating Incorporated, Unique-Prescotech, Inc. (“Buyer”), PrescoTech Holdings, Inc., PrescoTech Industries, Inc., PrescoTech Real Estate Holdings, LLC, Matthew T. Schoen and Duane R. Youngren, and (b) the Escrow Agreement, dated as of the Closing Date (as defined in the Agreement), by and among Buyer, the undersigned, as Seller Representative, and Valley National Bank, as escrow agent, and hereby agrees to act and perform his obligations thereunder.

Matthew T. Schoen

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]